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                                                                  EXHIBIT 10.17




                                 HERITAGE PARK


                             OFFICE LEASE AGREEMENT



                                    BETWEEN



            McCASLIN GREENSPOINT I, LTD, A TEXAS LIMITED PARTNERSHIP

                                  AS LANDLORD



                                      AND


                    OGAC, L.P., A TEXAS LIMITED PARTNERSHIP

                                   AS TENANT




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                               TABLE OF CONTENTS



HERITAGE PARK  .......................................................................       1
         McCaslin Greenspoint I, Ltd, a  Texas Limited Partnership ...................       1
                  HERITAGE PARK                                                              1

1.       Definitions .................................................................       1


(a )     "Base Amount" ...............................................................       1
         (b)      "Base Rental" ......................................................       1
         (c)      "Basic Operating Costs" ............................................       1
         (d)      "Broker" ...........................................................       1
         (e)      "Building" .........................................................       1
         (f)      "Building Standard" ................................................       1
         (g)      "Commencement Date" ................................................       1
         (h)      "Common Areas" .....................................................       1
         (i)      "Complex" ..........................................................       2
         (j)      "Initial Improvements" .............................................       2
         (k)      "Lease Term" .......................................................       2
         (l)      "Lease Year" .......................................................       2
         (m)      "Market Area" ......................................................       2
         (n)      "Normal Business Holidays" .........................................       2
         (o)      "Normal Business Hours" ............................................       2
         (p)      "Parking Areas" ....................................................       2
         (q)      "Premises" .........................................................       2
         (r)      "Rent Commencement Date" ...........................................       2
         (s)      "Rentable Area" ....................................................       2
         (t)      "Security Deposit" .................................................       2
         (u)      "Service Areas" ....................................................       2
         (v)      "Tenant's Share" ...................................................       3

2.       Lease Grant  ................................................................       3

3.       Lease Term; Acceptance of Premises ..........................................       3

4.       Use .........................................................................       3

5.       Payment of Rent .............................................................       3

6.       Basic Operating Costs .......................................................       3

7.       Late Payments; Dishonored Checks ............................................       9

8.       Security Deposit ............................................................      10

9.       Services to be Furnished by Landlord ........................................      10

10.      Graphics  ...................................................................      12

11.      Telecommunications ..........................................................      13




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
12.      Repair and Maintenance by Landlord ..........................................      14

13.      Maintenance by Tenant .......................................................      14

14.      Repairs by Tenant ...........................................................      14

15.      Alterations, Additions, Improvements ........................................      14

16.      Laws and Regulations; Disability Laws; Building Rules .......................      15

17.      Entry by Landlord  ..........................................................      16

18.      Assignment and Subletting ...................................................      16

19.      Mechanic's Liens ............................................................      18

20.      Property Insurance ..........................................................      18

21.      Liability Insurance .........................................................      19

22.      INDEMNITY ...................................................................      19

23.      WAIVER OF SUBROGATION RIGHTS ................................................      20

24.      Casualty Damage .............................................................      20

25.      Condemnation ................................................................      21

26.      DAMAGES FROM CERTAIN CAUSES .................................................      21

27.      Default by Tenant ...........................................................      22

28.      Default by Landlord .........................................................      24

29.      Quiet Enjoyment .............................................................      24

30.      [Intentionally Deleted] .....................................................      24

31.      Holding Over ................................................................      24

32.      Change of Building Name or Common Areas .....................................      24

33.      Subordination to Mortgage; Estoppel Agreement ...............................      24

34.      Landlord's Lien .............................................................      25

35.      Attorney's Fees .............................................................      25

36.      No Implied Waiver ...........................................................      25

37.      Independent Obligations .....................................................      26

38.      Recourse Limitation .........................................................      26


                                      ii



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

39.      Notices .....................................................................      26

40.      Severability ................................................................      26

41.      Recordation .................................................................      26

42.      Governing Law ...............................................................      26

43.      Force Majeure ...............................................................      26

44.      Time of Performance .........................................................      26

45.      Transfers by Landlord .......................................................      26

46.      Commissions .................................................................      27

47.      Effect of Delivery of This Lease ............................................      27

48.      WAIVER OF WARRANTIES AND ACCEPTANCE OF CONDITION ............................      27

49.      Merger of Estates ...........................................................      27

50.      Survival of Indemnities and Covenants .......................................      27

51.      Headings ....................................................................      27

52.      Entire Agreement; Amendments ................................................      27

53.      Exhibits ....................................................................      28

         Exhibit "A"       - Land Description
         Exhibit "B"       - Floor Plan
         Exhibit "C"       - Rules and Regulations
         Exhibit "D"       - Tenant Improvements Agreement
         Exhibit "D-1"     - Landlord's Work
         Exhibit "E"       - Parking
         Exhibit "E-1"     - Parking Diagram
         Exhibit "F"       - Confidentiality Agreement
         Exhibit "G"       - Right of First Refusal
         Exhibit "G-1"     - Refusal Space
         Exhibit "H"       - Renewal Option
         Exhibit "H-1"     - Arbitration
         Exhibit "F"       - Confidentiality Agreement

54.      Joint and Several Liability .................................................      28

55.      Multiple Counterparts .......................................................      28

56.      Rooftop Communications Equipment ............................................      28

57.      Financial Covenants .........................................................      29



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                                 HERITAGE PARK

                             OFFICE LEASE AGREEMENT


         THIS OFFICE LEASE AGREEMENT ("Lease") is executed effective as of August 18, 1999, between MCCASLIN GREENSPOINT I, LTD, A TEXAS LIMITED PARTNERSHIP ("Landlord"), and OGAC, L.P., a Texas limited partnership ("Tenant").


                              W I T N E S S E T H:


         1. Definitions. As used in this Lease, the following terms shall have the meanings set forth below:

                  (a) "Base Amount" means $6.50 per square foot of Rentable Area times the number of square feet of Rentable Area in the Building.

                  (b) "Base Rental" means (i) for the first sixty (60) months of the Lease Term, $21.00 per square foot of Rentable Area in the Premises for an annual total of $524,475.00, payable in advance in equal monthly installments of $43,706.25; (ii) for months sixty-one (61) through ninety-five (95) of the Lease Term, $22.50 per square foot of Rentable Area in the Premises for an annual total of $561,937.50, payable in advance in equal monthly installments of $46,828.12; and (iii) for months ninety-six (96) through one hundred twenty (120) of the Lease Term, $23.50 per square foot of Rentable Area in the Premises for an annual total of $586,912.50, payable in advance in equal monthly installments of $48,909.38. The Base Rental for any partial month at the beginning of the Lease Term shall be pro-rated and paid at the rental rate applicable during the first full month of the Lease Term. Any such pro-rated Base Rental shall be due upon receipt of an invoice from Landlord. The Base Rental due for the first (1st) full month of the Lease Term shall be deposited with Landlord by Tenant contemporaneously with the delivery by Tenant to Landlord of this Lease.

                  (c) "Basic Operating Costs" shall have the meaning given to such term in Section 6.

                  (d)      "Broker" means Cushman Realty Corporation.

                  (e) "Building" means the office building situated upon the real property located at 390 Benmar Drive in Houston, Texas ("Land"), a legal description of which is attached as Exhibit "A." The Rentable Area of the Building is hereby deemed to be 103,982 square feet.

                  (f) "Building Standard" means the level of service or type of equipment standard in the Building or the type, brand and/or quality of materials Landlord designates from time to time to be the minimum quality to be used in the Building or the exclusive type, grade or quality of material to be used in the Building. In each case, "Building Standard" shall at all times be at least equal to the level of service, type of equipment, and type, or quality of materials being provided in or to comparable buildings of similar age in the Market Area, as reasonably determined by Landlord.

                  (g)      "Co-Broker" means McCaslin Commercial.

                  (h) "Commencement Date" means the earlier of (1) the date that Tenant actually occupies the Premises (including for the purpose of performing the Work in accordance with the Tenant Improvements Agreement attached hereto as Exhibit "D"), or (2) the Rent Commencement Date.

                  (i) "Common Areas" means all areas, spaces, facilities and equipment (whether or not located within the Building) made available by Landlord for the common and joint use of Landlord, Tenant




Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 1

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and others designated by Landlord using or occupying space in the Building, including, but not limited to, tunnels, loading docks, walkways, sidewalks and driveways necessary for access to the Building, Parking Areas, Building lobbies, atriums, landscaped areas, public corridors, public rest rooms, Building stairs, elevators open to the public, service elevators (provided that such service elevators shall be available only for tenants of the Building and others designated by Landlord), drinking fountains and any such other areas and facilities within the Complex, if any, as are designated by Landlord from time to time as Common Areas.

                  (j) "Complex" means the Land, the Building, and the Parking Areas.

                  (k) "Initial Improvements" means those improvements to the Premises to be constructed according to the Tenant Improvements Agreement attached to this Lease as Exhibit "D" ("Tenant Improvements Agreement"). If no Tenant Improvements Agreement is attached to this Lease, no Initial Improvements are being provided by Landlord and Tenant is taking the Premises "as is" and with all faults.

                  (l) "Lease Term" means one hundred twenty (120) months commencing with the Rent Commencement Date, plus any partial month at the beginning of the Lease Term.

                  (m) "Lease Year" means a period of twelve (12) consecutive calendar months. The first Lease Year shall begin on the 1st day of the month following the Rent Commencement Date unless the Rent Commencement Date occurs on the 1st day of a month, in which event the first Lease Year shall begin on the Rent Commencement Date.

                  (n) "Market Area" means the area within a 3-mile radius from the Complex.

                  (o) "Normal Business Holidays" means New Years Day, Memorial Day, July 4th (Independence Day), Labor Day, Thanksgiving, and Christmas Day.

                  (p) "Normal Business Hours" for the Building means 7:00 a.m. to 6:00 p.m. Mondays through Fridays and 8:00 a.m. to 1:00 p.m. on Saturdays, exclusive of Normal Business Holidays.

                  (q) "Parking Areas" means those areas and structures located upon the Land as of the date hereof and designated by Landlord to be used for vehicular parking.

                  (r) "Premises" means the suite of offices, known as Suite No. 100, located upon the ground floor of the Building and outlined on the floor plan(s) attached to this Lease as Exhibit "B." The Rentable Area of the Premises is hereby deemed to be 24,975 square feet, irrespective of whether the same should be more or less as a result of variations resulting from later re-measurement or actual construction and completion of the Premises for occupancy.

                  (s)      Rent Commencement Date means October 15, 1999.

                  (t) "Rentable Area" of the Premises means the usable area within the Premises (i.e., the gross area enclosed by the surface of the exterior glass walls, the mid-point of any walls separating portions of the Premises from those of adjacent tenants, the slab penetration line of all walls separating the Premises from Service Areas and the corridor side of walls separating the Premises from Common Areas), which is defined to be the number of square feet set forth in Section 1(e) above.

                  (u)      "Security Deposit" means the sum of $43,706.25.

                  (v) "Service Areas" means those areas, spaces, facilities and equipment serving the Building (whether or not located within the Building), but to which Tenant and other occupants of the Building will not have access, including, but not limited to, mechanical, telephone, electrical, janitorial and similar rooms.


Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 2

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                  (w)      "Tenant's Share" means twenty-four and 2/100 percent
(24.02%) which is the proportion which the Rentable Area of the Premises bears to the Rentable Area of the Building.

         2. Lease Grant. Upon the terms of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises and the non-exclusive right to use the Common Areas, subject to all of the terms and conditions of this Lease (including the Rules and Regulations).



         3. Lease Term; Acceptance of Premises. This Lease shall continue in force during a period beginning on the effective date of this Lease (though the Lease Term shall not commence and no Rent shall accrue until the Rent Commencement Date) and continuing until the expiration of the Lease Term, unless this Lease is sooner terminated or extended to a later date under any other term or provision hereof. By its execution of this Lease, Tenant accepts the Premises in its existing condition (Tenant having inspected the Premises prior to executing this Lease) without any obligation on the part of Landlord for any tenant improvements (except as set forth in Exhibit "D-1" attached hereto) or for any repairs, other than as expressly provided herein.

         4. Use. The Premises shall be used for general office and ancillary purposes, and Tenant (and its permitted assignees or subtenants) shall use and maintain the Premises in a lawful and proper manner. Such permitted use shall expressly include, but shall not be limited to, the operation and sharing of computer facilities, conference facilities, storage, employee lunchroom (including a kitchen and vending machines for the sole non-commercial use of Tenant, its employees, and visitors) and coffee bars and executive and other dining areas (including service facilities in support thereof, and fixtures, appliances and equipment normally associated therewith, such as microwave ovens, refrigerators ice making machines for use of Tenant's employees and its visitors), photocopying and reproduction equipment and facilities, public data review rooms and other uses incident thereof. Tenant shall be permitted to install and use in the Premises physical fitness training rooms and related equipment including, but not limited to, showers, saunas and separate bathrooms, for the non-commercial use of Tenant's employees and guests, provided, however, that the noise, vibration and other effects thereof shall not disturb other tenants. In addition, Tenant shall have the right to load and unload client data boxes and equipment to the Premises during business hours, but any use of the lobby of the Building for such purpose shall be done in a manner to minimize interference with other Tenants.

         5. Payment of Rent. The term "Rent" shall mean, collectively, the Base Rental, the Tenant's Share of the Basic Operating Costs as provided in
Section 6 which exceed the Base Amount, the cost of lighting in excess of Building Standard or Miscellaneous Power in excess of the Building Standard Electrical Design Load as provided in Section 9(a)(6), after-hours HVAC and other services as provided in Section 9(a)(9), and all other sums of money becoming due and payable to Landlord under this Lease. Except as otherwise expressly provided in this Lease, the Rent shall be due and payable to Landlord in advance in monthly installments on the first day of each calendar month during the Lease Term, at Landlord's address as provided on the signature page of this Lease or to such other person or at such other address as Landlord may from time to time designate in writing upon not less than ten (10) days notice. Landlord may, at its option, bill Tenant for Rent, but no delay or failure by Landlord in providing such a bill shall relieve Tenant from the obligation to pay the Base Rental on the first (1st) day of each month as provided herein. All payments shall be in the form of a check unless otherwise agreed by Landlord, provided that payment by check shall not be deemed made if the check is not duly honored with good funds. The Rent shall be paid without notice, demand, abatement, deduction or offset, except as otherwise expressly provided in this Lease. If the Lease Term commences on other than the first day of a calendar month, then the installment of Base Rental for such partial month shall be prorated as provided in Section 1(b). If the Lease Term commences or ends at any time other than the first day of a calendar year, the Tenant's Share of the Basic Operating Costs which exceed the Base Amount shall be prorated for such year according to the number of days of the Lease Term in such year.


Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 3

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         6.       Basic Operating Costs.

                  (a) In addition to the Base Rental, Tenant shall also pay Tenant's Share of the amount, if any, by which the Basic Operating Costs during any calendar year of the Lease Term exceed the Base Amount. Prior to the commencement of the Lease Term, and prior to the commencement of each calendar year during the Lease Term, Landlord may, at its option, provide Tenant with a then current estimate of Basic Operating Costs for the upcoming calendar year, and thereafter Tenant shall pay, as additional rental, in monthly installments in accordance with Section 5, one-twelfth (1/12th) of Tenant's Share of the difference between Landlord's estimate of the Basic Operating Costs for the calendar year in question and the Base Amount. The failure of Landlord to estimate Basic Operating Costs and bill Tenant on a monthly basis shall in no event relieve Tenant of its obligation to pay the Tenant's Share of increases over the Base Amount. If the Building is not at least ninety-five percent (95%) occupied during any year of the Lease Term (including the calendar year in which the Lease Term commences), those Basic Operating Costs which actually vary with occupancy in the Building shall be "grossed up" by increasing such variable components of Basic Operating Costs to the amount which Landlord reasonably projects would have been incurred had the Building been ninety-five percent (95%) occupied during such year, such amount to be annualized for any partial year.

                  (b) By April 1 of each calendar year during Tenant's occupancy (including the calendar year following the year in which the Lease Term is terminated), or as soon thereafter as possible, Landlord shall furnish to Tenant a statement specifying the amount of Basic Operating Costs and Tenant's Share of Basic Operating Costs payable by Tenant for the prior calendar year (the "Statement"), and within thirty (30) days thereafter an appropriate adjustment shall be made between Landlord and Tenant to reflect any overpayment or underpayment of Basic Operating Costs for the prior calendar year because of any difference between the amount, if any, collected by Landlord from Tenant for Tenant's Share of Basic Operating Costs (which exceed the Base Amount) and the actual amount of Tenant's Share of Basic Operating Costs (which exceed the Base Amount). In the event of an underpayment by Tenant, Tenant shall pay the amount of such underpayment to Landlord within thirty (30) days following delivery of the Statement. In the event of an overpayment by Tenant, within thirty (30) days following the delivery of the Statement, Landlord shall, if no Event of Default exists hereunder, make a cash payment to Tenant in the amount of such overpayment, or, if an Event of Default exists hereunder, credit such overpayment against delinquent Rent and make a cash payment to Tenant for the balance. In the event Landlord fails to provide such Statement within one (1) year following the end of a calendar year, Landlord shall be deemed to have waived its right to provide such Statement or charge Tenant for any additional Basic Operating Costs for such year (except to the extent Landlord was not aware and had no reasonable reason to be aware of an additional Basic Operating Cost until after said calendar year, which additional Basic Operating Cost Tenant shall remain obligated for so long as Landlord advises Tenant thereof within ninety (90) days after Landlord becomes aware of same).

                  (c) "Basic Operating Costs" means all reasonable and direct and, except to the extent excluded in subsection (d) below, indirect costs and expenses incurred in each calendar year of operating, maintaining, repairing, managing and, to the extent specifically provided below, owning the Complex, including without limitation, the following:

                           (1)      Wages and salaries of all employees engaged
in the direct operation and maintenance of the Complex, employer's social security taxes, unemployment taxes or insurance and any other taxes which may be levied on such wages, salaries, other compensation and the cost of medical, disability and life insurance and pension or retirement benefits for such employees;

                           (2)      Cost of leasing or purchasing all supplies,
tools, equipment and materials used in the operation, maintenance, repair and management of the Complex;

                           (3)      Cost of electrical utilities for all areas
of the Complex including, without limitation, electrical utilities used for lighting, and heating, ventilating and air conditioning, and the cost of all other utilities for the Complex (both interior and exterior) including water and sewage for the Complex;



Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 4


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                           (4)      Cost of all maintenance and service
agreements for the Complex, including, but not limited to, janitorial service, pest control, security service, traffic control equipment leasing, energy management system leasing, landscape maintenance, alarm service, window cleaning, metal finishing and elevator maintenance;

                           (5)      Cost of all insurance relating to the
Complex, including, but not limited to, fire and extended coverage insurance, rental interruption insurance and liability insurance applicable to the Complex and Landlord's personal property used in the maintenance, repair or operation of the Complex, plus the cost of all deductible payments made by Landlord in connection therewith (but only to the extent not already deducted as a Basic Operating Cost);

                           (6)      All taxes and assessments and governmental
charges, whether federal, state, county or municipal and whether they be by taxing districts or authorities presently taxing the Complex or by others, subsequently created or otherwise, and any other taxes, association dues and assessments attributable to the Complex or its operation, excluding, however, federal and state income taxes, franchise taxes, inheritance, estate, gift, corporation, net profits or any similar tax for which Landlord becomes liable and/or which may be imposed upon or assessed against Landlord ("Taxes"). The term "Taxes" shall not include any ad valorem taxes attributable to increases in assessed or appraised value of the Complex based upon a sale of the Complex by Landlord to any entity controlled by, under common control with, or controlling Landlord. If the amount of Taxes payable for any calendar year, including the Base Amount, is changed by final determination of legal proceedings, settlement, or otherwise, such changed amount shall be the Taxes for such year;

                           (7)      Cost of repairs and  general maintenance
for the Complex (excluding such repairs and general maintenance paid by insurance proceeds or by Tenant or other third parties);

                           (8)      Legal expenses incurred  with respect to
the Complex which relate directly to the operation of the Complex and which benefit all of the tenants of the Complex generally, such as legal proceedings to abate offensive activities or uses or reduce property taxes, but excluding legal expenses related to the collection of Rent or the sale, leasing or financing of the Complex;

                           (9)      Fees for management services, whether
provided by an independent management company, by Landlord or by any affiliate of Landlord, but only to the extent that the costs of such services do not exceed the greater of (i) three percent (3%) of the aggregate base rental paid by all tenants in the Complex, or (ii) competitive costs for comparable services in comparable buildings of the class, type, size, age and location as the Building, in the Market Area;

                           (10)     Expenses incurred in order to comply with
any federal, state or municipal law, code or ordinance, or regulation which was not promulgated, or which was promulgated but not applicable to the Complex, as of the date of this Lease;

                           (11)     Amortization of the cost of installation of
capital investment items which (A) either (i) reduce (or avoid increases in) Basic Operating Costs, or (ii) promote safety, or (B) may be required in order to comply with any federal, state or municipal law, code or ordinance, or regulation which was not promulgated, or which was promulgated but was not applicable to the Complex, as of the date of this Lease. All costs of such capital investment items shall be amortized, together with an amount equal to interest at ten percent (10%) per annum, with the amortization schedule being determined in accordance with generally accepted accounting principles and in no event to extend beyond the remaining useful life of the Building; and

                           (12)     Costs of ad valorem tax consultants.

                  (d) Notwithstanding anything to the contrary in this Lease, Basic Operating Costs shall not include any expenses or costs for the following items:




Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 5

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                           (1)      Costs of repairs, replacements or other
work occasioned by (A) fire, windstorm or other casualty to the extent same are of a capital nature (as more particularly described in subsection (d)(5) below), or (B) the exercise by governmental authorities of the right of eminent domain.

                           (2)      Leasing commissions, attorney's fees,
costs, disbursements and other expenses incurred by Landlord or its agents in connection with negotiations for leases with tenants, other occupants or prospective tenants or other occupants of the Complex, and similar costs incurred in connection with disputes with and/or enforcement of any leases with tenants, other occupants, or prospective tenants or other occupants of the Complex.

                           (3)      "Tenant allowances", "tenant concessions",
work letters, and other costs or expenses (including permit, license and inspection fees) incurred in completing, fixturing, furnishing, renovating or otherwise improving, decorating or redecorating space for tenants or other occupants of the Building, or vacant, leasable space in the Building, including space planning/interior architecture fees for same.

                           (4)      Depreciation, other "non-cash" expense
items or amortization, except for amortization charges as provided for in subsection (c) (11) above.

                           (5)      Costs of a capital nature, except as
provided for in subsection (c) (11) above, including, but not limited to, capital additions, capital improvements, capital repairs, capital maintenance, capital alterations, capital replacements, capital equipment and capital tools, and/or capital redesign, all in accordance with generally accepted accounting principles, consistently applied.

                           (6)      Costs in connection with services
(including electricity), items or other benefits of a type which are not standard for the Building and which are not available to Tenant without specific charge therefor, but which are provided to another tenant or occupant of the Building, whether or not such other tenant or occupant is specifically charged therefor by Landlord, but only to the extent Tenant does not request or accept such service.

                           (7)      Services, items and benefits for which
Tenant or any other tenant or occupant of the Building specifically reimburses Landlord or for which Tenant or any other tenant or occupant of the Building pays third persons.

                           (8)      Costs or expenses (including fines,
penalties and legal fees) incurred due to the violation by Landlord, its employees, agents and/or contractors, any tenant (other than Tenant) or other occupant of the Building, of any terms and conditions (other than by Tenant) of this Lease or of the leases of other tenants in the Building, and/or of any valid, applicable laws, rules regulations and codes of any federal, state, county, municipal or other governmental authority having jurisdiction over the Complex that would not have incurred but for such violation by Landlord, its employees, agents and/or contractors, it being intended that each party shall be responsible for the costs resulting from its own violation of such leases and laws, rules, regulations and codes as same shall pertain to the Complex.

                           (9)      Penalties for late payment by Landlord,
including, without limitation, taxes, equipment leases, etc., except to the extent caused by Tenant's default under this Lease.

                           (10)     Payments in respect of overhead and/or
profit to any subsidiary or Affiliate (hereinafter defined) of Landlord, or to any other party, as a result of a non-competitive selection process for services (other than the management fee) on or to the Complex, or for goods, supplies or other materials, to the extent that the costs of such services, goods, supplies and/or materials exceed the costs that would have been paid had the services, goods, supplies or materials been provided by parties unaffiliated with Landlord, or by third parties, of similar skill, competence and experience, on a competitive basis.


Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 6


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                           (11)     Payments of principal, finance charges or
interest on debt or amortization on any mortgage, deed of trust or other debt, and rental payments (or increases in same) under any ground or underlying lease or leases (except to the extent the same may be made to pay or reimburse, or may be measured by, real estate taxes).

                           (12)     Income or franchise taxes payable by
Landlord.

                           (13)     Except for the management fee and except as
provided in subsection (c) above, costs of Landlord's general overhead and general administrative expenses (individual, partnership or corporate, as the case may be), which costs would not be chargeable as an operating expense in accordance with generally accepted accounting principles, consistently applied.

                           (14)     Compensation paid to clerks, attendants or
other persons in commercial concessions (such as a snack bar, restaurant or newsstand), if any, operated by Landlord or any subsidiary or Affiliate of Landlord.

                           (15)     Rentals and other related expenses, if any,
incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature, except equipment which is used in providing janitorial services and which is not affixed to the Building.

                           (16)     Costs incurred in installing, operating,
maintaining and owning any specialty items or services not normally installed, operated and maintained in buildings comparable to the Building and not necessary for Landlord's operation, repair and maintenance of, and the providing of required services for, the Building and/or any associated parking facilities, including, but not limited to, any observatory, beacon(s), broadcasting facilities (other than the Building's music system, and life support and security systems), luncheon club, athletic or recreational club, helicopter pad, child care center, concierge, kiosks, promotions, displays, etc.

                           (17)     Costs in connection with the ownership,
operation and maintenance of any off-site garage facilities associated with the Building, and costs in connection with the operation and maintenance of any parking facilities in the basement of the Building.

                           (18)     Costs or expenses for sculpture, paintings
or other works of art, including costs incurred with respect to the purchase, ownership, leasing, showing, promotion, and securing of same.

                           (19)     Costs for which Landlord is fully
compensated or fully reimbursed by insurance or other means of recovery.

                           (20)     Costs of correcting or repairing
construction defects in the Building and/or any associated parking facilities, and/or equipment or the replacement of defective equipment to the extent such costs are not caused by Tenant (or Tenant's employees, agents or contractors) in connection with the Work to be performed by Tenant (or Tenant's employees, agents or contractors) under the Tenant Improvements Agreement and to the extent such costs are covered by warranties of manufacturers, suppliers or contractors, or are otherwise borne by parties other than Landlord.

                           (21)     Contributions to operating expense
reserves.

                           (22)     Initial costs of interior and exterior
landscaping (but reasonable subsequent costs shall be included in Basic Operating Costs).

                           (23)     Contributions to charitable organizations.

                           (24)     Costs incurred in removing the property of
former tenants and/or other occupants of the Building.



Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 7

                           (25)     Consulting costs and expenses incurred by
Landlord, except to the extent same relate exclusively to the improved management or operation of the Building.

                           (26)     The costs of any "tap fees" or one-time
lump sum sewer or water connection fees for the Building.

                           (27)     Costs or fees relating to the defense of
Landlord's title to or interest in the Complex, or any part thereof.

                           (28)     Except as provided in subsection (c) above,
any other expense which, under generally accepted accounting principles, consistently applied, would not be considered to be a normal maintenance or operating expense of the Building.

         The term "Affiliate" shall mean and refer to any person or entity controlling, controlled by, or under common control with another such person or entity. "Control", as used herein, shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such controlled person or entity; the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, at least fifty-one percent (51%) of the voting interest in, any person or entity shall be presumed to constitute such control. In the case of Landlord, the term Affiliate shall include any person or entity controlling or controlled by or under common control with any general partner of Landlord or any general partner of Landlord's general partner.

                  (f) If there exists any dispute as to the calculation of Basic Operating Costs or Tenant's Share of Basic Operating Costs (a "Dispute"), the events, errors, acts or omissions giving rise to the Dispute shall not constitute a breach or default by Landlord nor shall Landlord be liable to Tenant except as specifically provided below. If there is a Dispute, Tenant shall so notify Landlord in writing within thirty (30) days after receipt of the Statement. Such notice shall specify the items in Dispute. Subject to the satisfaction of the conditions specified below, Landlord shall thereafter provide Tenant with such supplementary information regarding the items in Dispute as may be reasonably requested by Tenant in an effort to resolve such Dispute. Notwithstanding the existence of a Dispute, Tenant shall timely pay the amount in dispute as and when required under this Lease, provided such payment shall be without prejudice to Tenant's position. Landlord shall not be required to provide any supplementary information to Tenant unless all sums shown to be due by Tenant on the Statement are paid in full. If a Dispute is resolved in favor of Tenant, Landlord shall, within thirty (30) days thereafter, refund any overpayment to Tenant, together with interest from the time of such overpayment at ten percent (10%) per annum. If Landlord and Tenant are unable to resolve such Dispute, such Dispute shall be referred to a mutually satisfactory third party certified public accountant for final resolution, subject to the audit rights of Tenant contained in subsection (g) below. The cost of such certified public accountant shall be paid by the party found to be least accurate (in terms of dollars in dispute). The determination of such certified public accountant shall be final and binding, subject to the audit rights of Tenant contained in subsection (g) below, and final settlement shall be made within thirty (30) days after receipt of such accountant's decision. If Tenant fails to dispute the calculation of Tenant's Share of Basic Operating Costs in accordance with the procedures and within the time periods specified in this subsection (f), or request an audit of the Basic Operating Costs in accordance with the procedures and within the time periods specified in subsection (g) below, the Statement shall be considered final and binding for the calendar year in question.

                  (g) Tenant, at Tenant's expense, shall have the right, no more frequently than once per calendar year, following thirty (30) days' prior written notice (such written notice to be given within sixty (60) days following Tenant's receipt of the Statement) to Landlord, to audit Landlord's books and records relating to Basic Operating Costs for the immediately preceding calendar year only; provided that such audit must be concluded within sixty (60) days after the date Landlord first makes available its books and records to Tenant's auditors for such purposes; and provided further that such audit does not unreasonably interfere


Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 8 with the conduct of Landlord's business. Without limitation upon the foregoing, Tenant's right to audit Landlord's books and records shall be subject to the following conditions:

                           (1)      Such audit shall be conducted during normal
business hours and at the location where Landlord maintains its books and records;

                           (2)      Tenant shall deliver to Landlord a copy of
the results of such audit within five (5) business days after its receipt by Tenant;

                           (3)      No audit shall be permitted if Tenant is
in default under this Lease after notice and failure to cure within the applicable grace period, if any, as provided for below, excluding any failure by Tenant to pay an amount in Dispute;

                           (4)      Tenant shall reimburse Landlord within ten
(10) days following written demand for the cost of all copies requested by Tenant's auditor;

                           (5)      Such audit must be conducted by an
independent accounting or audit firm reasonably acceptable to Landlord that is not being compensated by Tenant on a contingency fee basis and which has agreed with Landlord in writing to keep the results of such audit confidential by executing and delivering to Landlord a confidentiality agreement in the form of Exhibit "F" attached to this Lease. Tenant must also sign and deliver to Landlord such confidentiality agreement;

                           (6)      No subtenant will have the right to audit;

                           (7)      If for any calendar year an assignee of
Tenant (as permitted by this Lease) has audited or given notice of an audit, Tenant will be prohibited from auditing such calendar year, unless in the case of an audit having been noticed but not yet performed by such assignee, the assignee withdraws its audit notice, and, similarly, if Tenant has audited such calendar year or given such notice, the foregoing restrictions of this Section 6(g)(6) will apply to the assignee's right to audit; and

                           (8)      Any assignee's audit right will be limited
to the period after the effective date of the assignment.

Unless Landlord in good faith disputes the results of such audit, an appropriate adjustment shall be made between Landlord and Tenant to reflect any overpayment or underpayment of Basic Operating Costs within thirty (30) days after delivery of such audit to Landlord. In the event of an overpayment by Tenant, within thirty (30) days following the delivery of such audit, Landlord shall, if no Event of Default exists hereunder, make a cash payment to Tenant in the amount of such overpayment, or, if an Event of Default exists hereunder, credit such overpayment against delinquent Rent and make a cash payment to Tenant for the balance; and if such audit reflects an overstatement of Basic Operating Costs of five percent (5%) or more, then in addition to refunding such overpayment to Tenant, Landlord shall reimburse Tenant for the actual costs incurred by Tenant in conducting such audit. If Landlord in good faith disputes the results of any such audit, the parties shall in good faith attempt to resolve any disputed items. If Landlord and Tenant are able to resolve such dispute, final settlement shall be made within thirty (30) days thereafter. If the parties are unable to resolve any such dispute, any sum on which there is no longer dispute shall be paid and any remaining disputed items shall be referred to a mutually satisfactory third party certified public accountant for final resolution. The cost of such certified public accountant shall be paid by the party found to be least accurate (in terms of dollars in dispute). The determination of such certified public accountant shall be final and binding and final settlement shall be made within thirty (30) days after receipt of such accountant's decision.

         7.       Late Payments; Dishonored Checks.


Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 9

                  (a) If any installment of Rent is not received within five (5) business days after the date due (without in any way implying Landlord's consent to such late payment), Tenant, to the extent permitted by law, agrees to pay, in addition to such installment of Rent, a late payment charge equal to five percent (5%) of the installment of Rent due, it being understood that such late payment charge shall be for the purpose of reimbursing Landlord for the additional costs and expenses which Landlord presently expects to incur in connection with the handling and processing of late payments. Notwithstanding the foregoing, the late payment charge shall increase to ten percent (10%) of the installment of Rent due if Tenant becomes responsible for a late payment charge more than twice during any consecutive twelve (12) month period. Such charge shall revert to five percent (5%) after Tenant has paid Rent for twelve (12) consecutive months without incurring a late charge. In the event of any such late payment(s) by Tenant, the additional costs and expenses so resulting to Landlord will be difficult to ascertain precisely and the foregoing charge constitutes a reasonable and good faith estimate by the parties of the extent of such additional costs and expenses. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant's default with respect to such overdue amount, nor prevent Landlord from exercising any other rights or remedies granted hereunder unless such default is otherwise cured within the time period provided in this Lease.

                  (b)      In addition to the late payment charge contained in
Section 7(a), all Rent, if not paid within thirty (30) days of the date due, shall, at the option of Landlord, and to the extent permitted by law, bear interest from the date due until paid at the lesser of (1) the rate of eighteen percent (18%) per annum and (2) the maximum rate of interest then permissible for a commercial loan to Tenant in the State of Texas (the "Default Rate").

                  (c) If any check is tendered by Tenant and not duly honored with good funds, Tenant shall, in addition to any other remedies available to Landlord under this Lease, pay Landlord a "NSF" fee of $25.00.

         8. Security Deposit. The Security Deposit shall be deposited with Landlord by Tenant contemporaneously with the delivery by Tenant to Landlord of this Lease. The Security Deposit shall be held by Landlord without liability for interest and as security for the performance by Tenant of Tenant's covenants and obligations under this Lease, it being expressly understood that the Security Deposit shall not be considered an advance payment of Rent or a measure of Tenant's liability for damages in case of default by Tenant. Landlord may, from time to time, without prejudice to any other remedy, use the Security Deposit to the extent necessary to make good any arrearages of Rent or to satisfy any other covenant or obligation of Tenant hereunder. Following any such application of the Security Deposit, Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount. On the two (2) year anniversary of the Rent Commencement Date (as may be extended below, the Security Deposit Return Date), if there exists no Event of Default by Tenant under this Lease and no event has occurred which, upon the giving of notice or the expiration of any applicable notice or grace period, could result in an Event of Default by Tenant hereunder, the balance of the Security Deposit remaining after any such application shall be returned by Landlord to Tenant. Notwithstanding the foregoing, if at anytime prior to Landlords return of the Security Deposit to Tenant there should occur an Event of Default by Tenant hereunder, then the Security Deposit Return Date shall be extended by one (1) year for each such Event of Default that may occur. If the Security Deposit has not otherwise been returned to Tenant as of the termination of this Lease, and if Tenant is not in default at the termination of this Lease, the balance of the Security Deposit remaining after any such application shall be returned by Landlord to Tenant within thirty (30) days following the termination of this Lease. If Landlord transfers its interest in the Complex during the term of this Lease, Landlord may assign the Security Deposit to the transferee and upon assumption by such transferee of liability for the Security Deposit, Landlord shall have no further liability for the return of such Security Deposit.


         9.       Services to be Furnished by Landlord.



Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 10

                  (a) So long as no Event of Default exists under the Lease pursuant to which Landlord has exercised one or more remedies under
Section 27, Landlord agrees to furnish Tenant the following services:

                           (1)      Facilities for hot and cold water at those
points of supply provided for general use of other tenants in the Building and as necessary to service any kitchen facilities within the Premises approved by Landlord and provided solely for the use of Tenant and its employees, and central heat and air conditioning in season, during Normal Business Hours, at such temperatures and in such amounts as are considered to be standard for similar Class A office buildings within the Market Area or as required by governmental authority (including energy conservation requirements). If Tenant will require water supply other than as provided in the preceding sentence, or if Tenant requires chilled water in connection with any supplemental air conditioning equipment servicing the Premises, Landlord may install separate meters at the cost of Tenant. Landlord may elect to have all charges for the water services (including chilled water) separately metered to the Premises billed directly to Tenant and Landlord shall make a corresponding adjustment to Tenant's Share of Basic Operating Costs.

                           (2)      Routine maintenance and electric lighting
service for all Common Areas and Service Areas in the manner and to the extent standard for Class A office buildings in the Market Area.

                           (3)      Janitor service, five (5) days per week,
exclusive of Normal Business Holidays, at a level comparable to that provided in similar Class A office buildings within the Market Area.

                           (4)      All Building Standard flourescent and
incandescent bulb and ballast replacement in the Premises, the Common Areas and the Service Areas.

                           (5)      Limited access to the Building during other
than Normal Business Hours through the use of master entry cards and/or keys. Tenant shall receive three (3) master entry cards and/or keys for each one thousand (1,000) square feet of Rentable Area in the Premises. Tenant shall reimburse Landlord for the cost (plus applicable sales tax) of each additional card and/or key and for each replacement card and/or key for any card and/or key lost by or stolen from Tenant. Tenant agrees to surrender all master entry cards and/or keys in its possession upon the expiration or earlier termination of this Lease. Any lost cards and/or keys shall be canceled. LANDLORD SHALL HAVE NO LIABILITY TO TENANT, ITS EMPLOYEES, AGENTS, CONTRACTORS, INVITEES, OR LICENSEES FOR LOSSES DUE TO THEFT OR BURGLARY (OTHER THAN THEFT OR BURGLARY COMMITTED BY EMPLOYEES OR CONTRACTORS OF LANDLORD), OR FOR DAMAGES DONE BY UNAUTHORIZED PERSONS ON THE PREMISES OR THE COMPLEX. Tenant shall cooperate fully in Landlord's efforts to control access in the Building and shall follow all regulations promulgated by Landlord with respect thereto which are adopted in accordance with Exhibit "C".

                           (6)      Electricity and proper facilities to
furnish (A) Building Standard lighting (which shall be defined as an average load of two (2) watts per square foot multiplied by the number of Normal Business Hours in each month), and (B) sufficient electrical power for normal office machines (including electric typewriters, desk-top computer facilities and desk-top word processing facilities) and other machines of similar electrical consumption ("Miscellaneous Power"), provided that Tenant's Miscellaneous Power requirements shall not exceed eight (8) watts per square foot of connected load (the "Building Standard Electrical Design Load"). If Tenant will require, or is consuming, special lighting in excess of Building Standard or Miscellaneous Power in excess of the Building Standard Electrical Design Load, Tenant shall reimburse Landlord for the cost of any additional equipment, such as transformers, risers and supplemental air conditioning equipment, which Landlord's engineer reasonably deems necessary to accommodate such above standard consumption (without implying any obligation on the part of Landlord to accommodate such use), and Landlord may install separate meters to all or a portion of the Premises at the cost of Tenant. If separate utility meters are provided to the Premises, Landlord may elect to have all charges for the utilities separately metered to the Premises billed directly to Tenant and Landlord shall make a corresponding adjustment to Tenant's Share of Basic Operating Costs.


Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 11

                           (7)      Passenger elevator service in common with
other tenants of the Building for ingress to and egress from the floor(s) upon which the Premises are situated, twenty-four (24) hours a day, seven (7) days a week, and non-exclusive freight elevator service to the Premises during Normal Business Hours and at other times upon reasonable prior notice to Landlord and approval of the Building manager (however, all of the foregoing shall be subject to the Rules and Regulations for the Building and temporary cessation for ordinary repair and maintenance and during times when life safety systems override normal Building operating systems).

                           (8)      Heating and air conditioning during Normal
Business Hours in quantities which maintain temperatures which are standard for Class A office buildings in the Market Area.

                           (9)      Heating and air conditioning during other
than Normal Business Hours shall be furnished only upon the prior request of Tenant, and Tenant shall reimburse Landlord for the actual cost incurred by Landlord to provide such service provided, however, there shall be a two (2) hour minimum charge when such service is requested and the after-hours HVAC rate may be adjusted, from time to time, to reflect increases in the actual costs incurred by Landlord in providing such service. If any other tenant within the same HVAC zone as the Premises also requests after hours heating or air conditioning during the same period as Tenant, Landlord shall equitably allocate the cost thereof among all tenants within the same zone requesting such service.

                  (b) If Landlord agrees to provide any other additional services at the specific request of Tenant, without implying any obligation on the part of Landlord to do so, the provision of such services shall, unless otherwise specifically agreed in writing, be subject to the availability of building personnel, and, if the provision of any such service requires Landlord to incur out-of-pocket cost, Tenant shall reimburse Landlord for the cost of providing such service (plus an administrative charge equal to ten percent (10%) of cost plus applicable sales tax) within ten (10) days following receipt of invoice. Unless Landlord has agreed with Tenant to the contrary in writing, Landlord may discontinue the provision of such additional service at any time upon thirty (30) days advance written notice (or immediately upon the occurrence of an Event of Default).

                  (c) The unintentional failure by Landlord to any extent to furnish services hereunder or any cessation thereof shall not render Landlord liable in any respect for damages (including, without limitation, business interruption damages) to either person or property, nor be construed as an eviction of Tenant, nor work an abatement of Rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof. Should any of such services be interrupted, Landlord shall use reasonable diligence to restore the same promptly, but Tenant shall have no claim for rebate of Rent, damages or eviction on account thereof. Notwithstanding the foregoing, subject to Section 24 (Casualty Damage) and Section 25 (Condemnation), if there is a failure or interruption of the Essential Services (defined below) for any period exceeding five (5) consecutive days, and provided such failure is caused by and within the reasonable control of Landlord and is not caused by Tenant or any Tenant Related Party (as defined in Section 22(b)), Landlord shall allow Tenant an equitable abatement of Rent (based on the severity of the failure or interruption) effective from the sixth (6th) day following the earlier to occur of (i) the date on which Tenant first provided Landlord with written notice of the interruption of such service, and (ii) the date on which Landlord first acquired actual knowledge of the interruption of such service, until such Essential Services are restored. As used herein, the term "Essential Services" means and refers to the following services: water, heating, ventilation and air conditioning, and electricity. Notwithstanding the foregoing, if and to the extent there is an interruption of Essential Services and Landlord would be entitled to receive proceeds from rent loss insurance carried by Landlord (to the extent actually carried by Landlord) should Landlord give Tenant an abatement of rent due to said interruption, then in that event Landlord shall file a claim for rent loss insurance proceeds and Tenant shall receive an equitable abatement of Rent equal to the rent loss insurance proceeds actually received by Landlord.

                  (d) Landlord covenants that as of the Rent Commencement Date all computer controlled facility components for the operation of the core systems of the Building will be "Year 2000



Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 12

Compliant," meaning that such components will correctly process, calculate, compare and sequence data from, into and between the twentieth and the twenty-first centuries, including leap year calculations, except where the failure of such components would not materially alter Tenant's ability to utilize the Building. For the purposes of the immediately preceding sentence, all "computer controlled facility components" include, but are not limited to, all programmable thermostats, HVAC controllers, auxiliary elevator controllers, utility monitoring and control systems, fire detection and suppression systems, alarm and security systems.

                  (e) Notwithstanding anything herein to the contrary, Landlord shall not be responsible for furnishing any service to the Premises to the extent Tenant is obligated therefor under the Tenant Improvements Agreement or to the extent any portion of the Work (as defined in the Tenant Improvements Agreement) has not been completed and furnishing such service cannot reasonably be provided by Landlord until such Work has been completed.

         10. Graphics. Landlord shall, at Landlord's sole cost, provide and install (i) one (1) Building Standard identification sign per floor within the Premises and add Tenant's name and suite number to the Building directory in the lobby, and (ii) one exterior monument complying with the requirements of the Greenspoint Management District (the "Base Building Signage"). If and to the extent the Greenspoint Management District permits the names of tenants to be included on the exterior monument sign, approximately 25% of the portion of the surface area reserved for tenant identification shall be reserved for Tenant's name. Any other interior or exterior signage requested by Tenant in addition to the Base Building Signage shall be subject to the prior approval of Landlord (not to be unreasonably withheld) and shall be provided at the cost of Tenant. All such additional interior or exterior signage shall be in the standard graphics for the Building and no others shall be used or permitted without Landlord's prior written consent. Tenant, at its sole cost and expense, shall remove all non-standard building signage upon the termination of this Lease and repair any damage caused by such removal.

         11.      Telecommunications.

                  (a) If Tenant wishes to utilize the services of a telephone or telecommunications provider whose equipment is not servicing the Building as of the date Tenant desires to utilize such services ("Provider"), no such Provider shall be permitted to install its lines or other equipment within the Building without first securing the prior written consent of Landlord, which consent shall be at Landlord's sole and absolute discretion.

                  (b) Without limiting the generality of the foregoing, Landlord will not unreasonably withhold its consent to a Provider if all of the following conditions are satisfied to Landlord's satisfaction in a written agreement between Provider and Landlord or by any other means acceptable to Landlord in its reasonable judgment.

                           (1)      Landlord shall incur no expense whatsoever
with respect to any aspect of Provider's provision of its services, including, without limitation, the costs of installation, materials, utilities (including the cost of any separate meters) and service;

                           (2)      Prior to commencement of any work in or
about the Building by Provider, Provider shall supply Landlord with such written indemnities, insurance verifications, financial statements, and such other items as Landlord reasonably deems to be necessary to protect its financial interests and the interest of the Building relating to the proposed activities of the Provider;

                           (3)      Prior to the commencement of any work in or
about the Building by the Provider, the Provider shall agree to abide by the Rules and Regulations and such other requirements as are reasonably determined by Landlord to be necessary to protect the interest of the Building, the tenants in the Building, and the Landlord, including, without limitation, providing security in such form and amount as determined by Landlord;


Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 13

                           (4)      Landlord reasonably determines that there
is sufficient space in the Building for the placement of all of the Provider's equipment and materials;

                           (5)      The Provider is licensed and reputable; and

                           (6)      Provider agrees to compensate Landlord for
space used in the Building for the storage and maintenance of the Provider's equipment and for all costs that may be incurred by Landlord in arranging for access by the Provider's personnel, security for Provider's equipment, and any other such costs as Landlord may expect to incur.

                  (c) Landlord's consent under this section shall not be deemed any kind of warranty or representation by Landlord, including, without limitation, any warranty or representation as to the suitability, competence, or financial strength of Provider.

                  (d) Tenant acknowledges and agrees that all telephone and telecommunications services desired by Tenant shall be ordered and utilized at the sole risk and expense of Tenant. (e) Tenant agrees that to the extent service by Provider is interrupted, curtailed, or discontinued, Landlord shall have no obligation or liability with respect thereto and it shall be the sole obligation of Tenant at its expense to obtain substitute service.

                  (f) The provisions of this Section 11 may be enforced solely by the Tenant and Landlord, and are not for the benefit of any other party; specifically, without limitation, no telephone or telecommunications provider shall be deemed a third party beneficiary of this Lease.

         12.      Repair and Maintenance by Landlord. Except as provided in
Section 14 below or as provided below in this Section 12, Landlord shall be responsible for the maintenance and repair of exterior and load-bearing walls, floors (but not floor coverings), mechanical, electrical, plumbing and HVAC systems and equipment which are Building Standard, security and fire prevention and detection systems, the roof of the Building, the Common Areas (including restrooms located on any full floors leased by Tenant), the Service Areas and the Parking Areas. In no event shall Landlord be responsible for the maintenance or repair of improvements made by or at the request of Tenant which are not Building Standard. Additionally, in no event shall Landlord be responsible for the maintenance or repair of the Initial Improvements to the extent the need for such repairs arises because of the failure of Tenant to complete the Initial Improvements or to otherwise perform its obligations in accordance with the Tenant Improvements Agreement. All requests for repairs must be submitted to Landlord in writing, except in the case of an emergency. The cost of repairs and maintenance by Landlord pursuant to this Section 12 are included in Basic Operating Costs, except to the extent excluded by Section 6(d).

         13. Maintenance by Tenant. Tenant shall maintain the Premises in a clean and orderly condition and shall not commit or allow any waste to be committed on any portion of the Premises, and at the termination of this Lease shall deliver up the Premises to Landlord in as good condition as at the Commencement Date (as improved under the Tenant Improvements Agreement), ordinary wear and tear and damage by fire or casualty loss excepted.

         14. Repairs by Tenant. Subject to the provisions of Section 23, 24, and 25 below, Tenant shall, at Tenant's cost, repair or replace any damage to the Premises (including doors and door frames, interior windows and any kitchen equipment such as dishwashers, sinks, refrigerators, trash compactors and plumbing and other mechanical systems related thereto) that is not caused by Landlord and any damage to the Complex, or any part thereof, caused by Tenant or any employee, officer, contractor, agent, subtenant, guest, licensee or invitee of Tenant (except that with respect to any such damage outside of the Premises or below floor coverings, above ceilings or behind walls or columns, such damage shall be repaired by Landlord, but at the cost of Tenant (plus an administrative charge equal to ten percent (10%) of cost); provided if Tenant fails to make such repairs or replacements within thirty (30) days after receipt




Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 14 of written notice from Landlord, Landlord may, at Landlord's option, make such repairs or replacements at the cost of Tenant (plus an administrative charge equal to ten percent (10%) of cost). The cost of all repairs performed by Landlord pursuant to this Section 14 shall be payable by Tenant to Landlord within ten (10) days following Tenant's receipt of an invoice as additional Rent. Notwithstanding anything contained herein to the contrary, if any such damage is covered by Landlord's insurance, in whole or in part, Tenant's liability under this Section 14 shall be limited to the deductible payable by Landlord and any portion of such cost not covered by Landlord's insurance. In connection with repairs by Tenant, Tenant shall provide Landlord with a copy of the contractor agreement regarding such repairs, copies of certificates of insurance evidencing contractor coverage satisfactory to Landlord, copies of "as-built" plans and specifications and other information or documentation reasonably required by Landlord.

         15.      Alterations, Additions, Improvements.

                  (a) Except for the Initial Improvements (which shall be governed by the Tenant Improvements Agreement), Tenant will make no alteration, change, improvement, replacement or addition to the Premises (collectively, "Alterations"), without the prior written consent of Landlord, which consent shall not be unreasonably withheld with respect to interior Alterations which will not affect, in any material, adverse way, the mechanical, electrical, plumbing, HVAC and/or structural components of the Building ("Non-Structural Alterations"). Landlord may, at its option, require Tenant to submit plans and specifications to Landlord for approval prior to commencing any Alterations. All Alterations (other than Non-Structural Alterations) shall be performed by a contractor on Landlord's approved list (a copy of which may be obtained from the Building manager). All Alterations shall be done in a good and workmanlike manner and in compliance with all applicable laws and ordinances, including, but not limited to, Title III of the Americans With Disabilities Act of 1990 or Tex. Civ. Stat. Ann. art. 9102 (collectively, the "Disability Laws") and the Texas Architectural Barrier Statute. Tenant shall require that any contractors used by Tenant carry a commercial liability (including builder's risk) insurance policy in such amounts as Landlord may reasonably require and provide proof of such insurance to Landlord prior to the commencement of any Alterations. TENANT SHALL INDEMNIFY AND HOLD LANDLORD HARMLESS FROM, AND REIMBURSE LANDLORD FOR AND WITH RESPECT TO, ANY AND ALL COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES), DEMANDS, CLAIMS, CAUSES OF ACTION AND LIENS ARISING FROM AND IN CONNECTION WITH ANY ALTERATIONS PERFORMED BY TENANT. All persons performing work in the Building at the request of Tenant shall register with the Building manager prior to initiating any work. Upon completion of any Alterations, Tenant shall provide Landlord with a copy of its building permit, final inspection tag and, if plans and specifications were required by Landlord, final "as built" plans and specifications. Except for the Initial Improvements (which shall be governed by the Tenant Improvements Agreement), all installations and improvements now or hereafter placed on the Premises at the request of Tenant shall be at Tenant's cost and if Landlord performs such installations or improvements on Tenant's behalf, such cost (plus a construction management fee equal to five percent (5%) of hard costs) shall be payable by Tenant to Landlord within ten (10) days following Tenant's receipt of an invoice as additional Rent.

                  (b) Upon the termination of this Lease, Tenant may remove its trade fixtures, custom file cabinets, office supplies and movable office furniture and equipment not attached to the Building provided (1) such removal is made prior to the termination or expiration of the Lease Term; (2) Tenant is not then in default in the timely performance of any obligation or covenant under this Lease; and (3) Tenant promptly repairs all damage caused by such removal. All other property at the Premises, any Alterations to the Premises, and any other articles attached or affixed to the floor, wall, or ceiling of the Premises shall, immediately upon installation, be deemed the property of Landlord and shall be surrendered with the Premises at the termination or expiration of this Lease, without payment or compensation therefor. If, however, Landlord so requests in writing, Tenant will, at Tenant's sole cost and expense, prior to the termination or expiration of the Lease Term, remove any and all trade fixtures, office supplies and office furniture and equipment placed or installed by Tenant in the Premises, and any non-Building Standard Alterations (other than the Initial Improvements) installed by Tenant or installed by Landlord at Tenant's





Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 15 request in the Premises and which Landlord designated in writing to Tenant as being subject to removal at the time of approval, and will repair any damage caused by such removal.

         16.      Laws and Regulations; Disability Laws; Building Rules.

                  (a) Tenant, at Tenant's sole cost and expense, shall comply with all current and subsequent federal, state, municipal and other laws and ordinances applicable to the use of the Premises, the employees, agents, visitors and invitees of Tenant, and the business conducted in the Premises by Tenant, including, without limitation, all environmental laws and regulations; will not engage in any activity which would cause Landlord's fire and extended coverage insurance to be canceled or the rate increased (or, at Landlord's option, Tenant will pay any such increase); and will not commit any act which is a nuisance or annoyance to Landlord or to other tenants in the Building or which might, in the reasonable judgment of Landlord, appreciably damage Landlord's goodwill or reputation, or tend to injure or depreciate the value of the Building. Without limiting the foregoing, Tenant shall not place or permit to remain within the Premises any "hazardous materials" as such term is now or hereafter defined under applicable environmental laws, except cleaning supplies, copier toner or other similar type products commonly found in commercial office space, provided such items are properly labeled, stored and disposed of in accordance with all applicable governmental requirements. Notwithstanding the foregoing, except for Tenant's obligations under the Tenant Improvements Agreement, nothing in this Section 16(a) shall be construed as requiring Tenant to be responsible for any legal requirements applicable to the structural portions of the Premises, any restrooms within the Building (other than restrooms constructed by or at the special request of Tenant) or the Building Standard mechanical, electrical, plumbing or HVAC systems, unless the failure to comply with any such legal requirements is caused by Tenant or anyone acting for Tenant.

                  Landlord shall comply with all current and subsequent federal, state, municipal and other laws and ordinances applicable to the Complex as a whole or applicable to the Common Areas or any other portions of the Complex which Landlord is obligated to repair and maintain including, without limitation, environmental laws and regulations.

                  (b) Tenant, at its sole cost, shall be responsible for compliance with Disability Laws with respect to (1) the Premises (excluding the Initial Improvements, if any), (2) the Initial Improvements if Tenant engaged the architect that prepared the Plans and Specifications, (3) all Alterations made to the Premises or any other acts of Tenant after the Commencement Date,
(4) all requirements of Disability Laws that relate to the employer-employee relationship or that are necessitated by the special needs of any employee, agent, visitor or invitee of Tenant and that are not required to be provided generally, including, without limitation, requirements related to auxiliary aids and graphics installed by or on behalf of Tenant (other than Base Building Signage), and (5) all requirements of Disability Laws that relate to private restrooms constructed by or at the special request of Tenant. Landlord, at its sole cost, shall be responsible for compliance with Disability Laws with respect to the Common Areas (including restrooms located upon full floors leased by Tenant) and the Service Areas and the Initial Improvements if Landlord engaged the architect that prepared the Plans and Specifications. Neither party shall be in default under this Section 16(b) for its failure to comply with Disability Laws so long as the responsible party is either contesting in good faith, and by legal means, the enforcement of Disability Laws, or undertaking diligent efforts to comply with Disability Laws.

                  (c) Tenant will comply with the Rules and Regulations of the Building as adopted and altered by Landlord from time to time in accordance with Paragraph 25 of Exhibit "C" and will cause all of its agents, employees, contractors, invitees and visitors to do so. All changes to such rules and regulations will be sent by Landlord to Tenant in writing. The current rules and regulations for the Building are attached hereto as Exhibit "C". Landlord shall have no liability to Tenant or any other person for its failure to enforce the Rules and Regulations. To the extent of any conflict between said Rules and Regulations and the other provisions of this Lease, the other provisions of this Lease shall control.

         17. Entry by Landlord. Tenant agrees to permit Landlord and its employees, agents, contractors or representatives to enter into and upon any part of the Premises at all reasonable hours upon reasonable



Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 16 prior notice (and in the case of emergencies at all times and without notice) to inspect the same, or to show the Premises to prospective purchasers, mortgagees, insurers or, during the last twelve (12) months of the Term, prospective tenants, or to clean or make repairs, alterations or additions thereto, and Tenant shall not be entitled to any abatement or reduction of Rent by reason thereof. Landlord shall use reasonable efforts to minimize any disruption to the conduct of Tenant's business by reason of any such entry. No notice shall be required with respect to entry by Landlord, or its employees, agents or contractors to perform janitorial services.

         18.      Assignment and Subletting.

                  (a) Tenant shall not assign this Lease or sublease the Premises or any part thereof or mortgage, pledge or hypothecate its leasehold interest or grant any concession or license within the Premises (any such assignment, sublease, mortgage, pledge, hypothecation, or grant of a concession or license being hereinafter referred to in this Section 18 as a "Transfer") without the prior written consent of Landlord (which consent shall not be unreasonably withheld, conditioned, or delayed, but Landlord shall be entitled to consider all relevant factors such as, by way of example and not limitation, net worth, credit history and intended use of the assignee), and any attempt to effect a Transfer without such consent of Landlord shall be void and of no effect. In order for Tenant to make a Transfer, Tenant must request in writing Landlord's consent at least fifteen (15) days in advance of the date on which Tenant desires to make a Transfer and pay Landlord a $750.00 fee to be applied toward Landlord's legal fees and other costs incurred in reviewing such request (the "Review Fee"). Such request shall include the name of the proposed assignee or sublessee, current financial information on the proposed assignee or sublessee and the terms of the proposed Transfer (including the date Tenant desires to make such Transfer). Landlord shall, within fifteen (15) days following receipt of such request, notify Tenant in writing that Landlord elects (1) in the case of an assignment of this Lease, to terminate this Lease as of the date Tenant desires to make such Transfer as specified in Tenant's request to Landlord, in which event Tenant will be relieved of all further obligations hereunder, (2) to permit Tenant to assign or sublet such space in accordance with the terms provided to Landlord, or (3) to refuse consent to Tenant's requested Transfer and to continue this Lease in full force and effect as to the entire Premises. If Landlord shall fail to notify Tenant in writing of such election within such fifteen (15) day period, Landlord shall be deemed to have elected option (3) above. If Landlord elects to exercise option (2) above, Tenant agrees to provide, at its expense, direct access from any sublet space or concession area to a public corridor of the Building, and such other improvements, alterations or additions as may be required by applicable law. The prohibition against a Transfer contained herein shall be construed to include a prohibition against any Transfer by merger, sale of assets, sale of a controlling interest in stock or operation of law. Notwithstanding the foregoing or anything else to the contrary in this Lease, Tenant shall have the right, subject to Section 18(b), without Landlord's consent, to assign this Lease or sublet all or any portion of the Premises to any person or entity who controls, is controlled by, or is under common control with the original Tenant named in this Lease or to any entity which acquires all, or substantially, all of Tenant's assets and Tenant's general partner's assets in a single transaction or a series of transactions (an "Affiliate Transfer"). The term "control" shall mean with respect to a corporation, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the shares of the controlled corporation, and with respect to a person or entity that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled person or entity. Tenant shall provide Landlord with written notice of any Affiliate Transfer within ten (10) days after the effective date thereof.

                  (b) Notwithstanding that the prior express written consent of Landlord to a Transfer may have been obtained under the provisions of Section 18(a) or that such permission is not required, the following shall apply to all Transfers (including Affiliate Transfers):

                           (1)      In the event of an assignment or sublease,
Tenant shall (A) in the case of an assignment, cause the assignee to expressly assume in writing and to agree to perform all of the covenants, duties and obligations of Tenant hereunder, and such assignee shall be jointly and severally liable therefor along with Tenant and Tenant's general partner; and
(B) agree with Landlord that, except in


Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 17 the case of an Affiliate Transfer, if the rent or other consideration due and payable by a sublessee or assignee under any such permitted sublease or assignment exceeds the Rent for the portion of the Premises so transferred, then Tenant shall pay Landlord as additional rental hereunder fifty percent (50%) of all such excess rental and other consideration after deducting from such excess all actual and reasonable costs incurred by Tenant in entering into such assignment or sublease or immediately upon receipt thereof by Tenant from such transferee;

                           (2)      No usage of the Premises different from
the usage herein provided to be made by Tenant shall be permitted, and all of the terms and provisions of this Lease shall continue to apply after a Transfer; and

                           (3)      Tenant and Tenant's general partner will
nevertheless remain directly and primarily liable for the performance of all the covenants, duties and obligations of Tenant hereunder (including, without limitation, the obligation to pay Rent), and Landlord shall be permitted to enforce the provisions of this Lease against the undersigned Tenant and Tenant's general partner or any transferee, or both, without demand upon or proceeding in any way against any other persons.

                  (c) The consent by Landlord to a particular Transfer shall not be deemed a consent to any other subsequent Transfer. If this Lease, the Premises or the Tenant's leasehold interest therein, or if any portion of the foregoing is transferred, or if the Premises are occupied in whole or in part by anyone other than Tenant without the prior consent of Landlord as provided herein, Landlord may nevertheless collect rent from the transferee or other occupant and apply the net amount collected to the Rent payable hereunder, but no such transaction or collection of rent or application thereof by Landlord shall be deemed a waiver of the provisions hereof or a release of Tenant from the further performance by Tenant of its covenants, duties and obligations hereunder.

                  (d) Notwithstanding anything to the contrary contained herein, if Tenant, as a debtor-in-possession (the "DIP"), or a trustee for the estate in bankruptcy of Tenant (the "Trustee"), assumes this Lease and proposes to assign this Lease, or sublet the Premises (or any portion thereof), pursuant to the provisions of the Federal Bankruptcy Code, 11 U.S.C. Sections 101 et seq. (the "Bankruptcy Code") to any person, partnership, corporation or other entity (the "Proposed Assignee"), then such assumption of this Lease and any such assignment or sublease shall be subject to all of the following:

                           (1)      If the rental agreed upon between the DIP
or the Trustee, as the case may be, and the Proposed Assignee under any proposed assignment or sublease of the Premises (or any part thereof) is greater than the rental rate that Tenant must pay Landlord hereunder for that portion of the Premises that is subject to such proposed assignment or sublease, or if any consideration shall be received by the DIP or the Trustee, as the case may be, in connection with any such proposed assignment or sublease, then all such excess rental or such consideration shall be paid or delivered to Landlord, and shall not constitute property of the DIP, the Trustee, or of the estate of Tenant, as the case may be, within the meaning of the Bankruptcy Code; and

                           (2)      Any proposed assignment or sublease of this
Lease by the DIP or the Trustee, as the case may be, pursuant to provisions of the Bankruptcy Code shall provide adequate assurance of future performance under this Lease by the Proposed Assignee, which adequate assurance shall include, as a minimum, the following: (A) any Proposed Assignee of the Lease shall deliver to Landlord a security deposit in an amount equal to at least three (3) months Base Rental accruing under this Lease; (B) any Proposed Assignee of the Lease shall provide to Landlord an unaudited financial statement, certified to be accurate by such Proposed Assignee or by an officer, director or partner thereof and dated no later than six (6) months prior to the effective date of such proposed assignment or sublease, which financial statement shall show the Proposed Assignee to have a net worth equal to at least the Rent that shall accrue under this Lease for the next year of the Term, (C) any Proposed Assignee shall pay all Rent not previously paid under this Lease including all payments which have been suspended, mitigated, nullified or reduced to a claim of any kind against Tenant or the Tenant's property, by operation of law or otherwise; and (D) any


Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 18

Proposed Assignee shall assume Tenant's obligation to pay Landlord's attorneys' fees pursuant to Section 35 hereof.

         This Section 18(d) shall not apply to any assignment or sublease other than pursuant to the provisions of the Bankruptcy Code, nor shall it in any way limit Landlord's rights to damages or other relief in a proceeding under the Bankruptcy Code.

         19. Mechanic's Liens. Tenant will not permit any mechanic's liens, materialmen's liens or other liens to be placed upon the Premises or the Complex for any work performed by or at the request of Tenant, or any assignee, sublessee or licensee of Tenant, and nothing in this Lease shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied, by inference or otherwise, to any person for the performance of any labor or the furnishing of any materials to the Premises, or any part thereof, nor as giving Tenant any right, power, or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to any mechanic's or other liens against the Premises or the Complex. If any such lien is attached to the Premises or the Complex and not discharged by payment, bonding or otherwise within fifteen (15) days after receipt of written notice from Landlord, then, in addition to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, discharge the same. Any amount paid by Landlord for the aforesaid purpose shall be paid by Tenant to Landlord on demand as additional Rent and bear interest at the Default Rate until paid.

         20. Property Insurance. Landlord shall maintain a policy or policies of all risk extended coverage insurance on the portion of the Complex that is the property of Landlord, including Alterations by Tenant that have become the property of Landlord, in an amount equal to not less than ninety percent (90%) of the replacement cost. Such insurance shall be maintained at the expense of Landlord (as a part of the Basic Operating Costs), and payments for losses thereunder shall be made solely to Landlord or the mortgagees of Landlord as their interests shall appear. If insurance premiums for the Complex increase due to: (1) the Initial Improvements to the Premises in excess of Building Standard or any subsequent improvements made by Tenant to the Premises (such improvements to be made only in accordance with this Lease) or made by Landlord at Tenant's request, or (2) as a result of Tenant's use, Landlord may elect to invoice Tenant directly for such increased premiums rather than including same in Basic Operating Costs, in which event, Tenant will pay such invoice within ten (10) days of receipt. Notwithstanding the foregoing, Landlord shall not be required to maintain insurance with respect to the Initial Improvements to the extent Tenant of Tenant's Contractor are responsible therefor in accordance with the Tenant Improvements Agreement.

         21.      Liability Insurance.

                  (a) Landlord shall (as a part of Basic Operating Costs) maintain a policy or policies of commercial general liability insurance covering the Building and all Common Areas and Service Areas, but excluding the Premises, insuring against claims for personal or bodily injury or death or property damage occurring upon, in or about the Building or Common Areas and Service Areas (including contractual indemnity and liability coverage) affording protection to the limit of not less than $2,000,000.00 combined single limit in respect to injury or death to any number of persons or property damage arising out of any one occurrence. Landlord's insurance shall contain an endorsement that Landlord's insurance is primary for claims arising out of an incident or event occurring within the Common Areas. Landlord's insurance shall include coverage for the contractual liability of Landlord to indemnify Tenant pursuant to Section 22(b) below. Notwithstanding the foregoing, Landlord shall not be required to maintain insurance with respect to the Initial Improvements to the extent Tenant of Tenant's Contractor are responsible therefor in accordance with the Tenant Improvements Agreement.

                  (b) Tenant shall maintain a policy or policies of commercial general liability insurance covering the Premises and Tenant's use thereof against claims for personal or bodily injury or death or property damage occurring upon, in or about the Premises (including contractual indemnity and liability coverage) with the premiums thereon fully paid on or before the due date, issued by and binding upon an




Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 19 insurance company licensed to do business in the State of Texas and having an A.M. Best Rating of "A-VI" or better. Such insurance shall provide minimum protection of not less than $2,000,000.00 combined single limit primary coverage per occurrence of bodily injury, property damage or combination thereof. Tenant's insurance shall contain an endorsement that Tenant's insurance is primary for claims arising out of an incident or event occurring within the Premises. Tenant's insurance shall contain a provision naming Landlord (and any mortgagee designated by Landlord) as an additional insured to the extent of Tenant's indemnification obligations hereunder and include coverage for the contractual liability of Tenant to indemnify Landlord pursuant to Section 22(a) below. Tenant shall, prior to occupancy of the Premises and at Landlord's request from time to time, provide Landlord with a current certificate of insurance evidencing Tenant's compliance with this Section 21. Tenant shall obtain the agreement of Tenant's insurers to notify Landlord that a liability insurance policy is due to be canceled or expire at least thirty
(30) days prior to such cancellation or expiration.



         22. INDEMNITY. TENANT SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS LANDLORD AND ANY OFFICER, DIRECTOR, PARTNER OR EMPLOYEE OF LANDLORD (HEREIN COLLECTIVELY CALLED A "LANDLORD RELATED PARTY") FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, DAMAGES, CLAIMS, SUITS, LOSSES, CAUSES OF ACTION, LIENS, JUDGMENTS AND EXPENSES (INCLUDING COURT COSTS, ATTORNEY'S FEES AND COSTS OF INVESTIGATION) OF ANY KIND, NATURE OR DESCRIPTION RESULTING FROM ANY INJURIES TO OR DEATH OF ANY PERSON OR ANY DAMAGE TO PROPERTY WHICH ARISES, OR IS CLAIMED TO ARISE FROM: (1) AN INCIDENT OR EVENT WHICH OCCURRED WITHIN OR ON THE PREMISES AND WHICH IS NOT CAUSED BY LANDLORD, ITS AGENTS, CONTRACTORS OR EMPLOYEES; OR (2) THE OPERATION OR CONDUCT OF TENANT'S BUSINESS WITHIN THE PREMISES OR THE USE OF THE PARKING SPACES ALLOCATED TO TENANT PURSUANT TO EXHIBIT "E" BY TENANT OR ITS EMPLOYEES, AGENTS, SUBTENANTS, LICENSEES AND VISITORS (COLLECTIVELY, THE "CLAIMS"), EVEN IF THE CLAIM IS THE RESULT OF OR CAUSED BY THE NEGLIGENT ACTS OR OMISSIONS OF ANY LANDLORD RELATED PARTY TO THE EXTENT, BUT NO FURTHER, THAT THE CLAIM OF NEGLIGENCE IS BASED UPON LANDLORD'S FAILURE TO ENFORCE THIS LEASE OR MONITOR AND SUPERVISE TENANT'S ACTIVITIES IN THE COMPLEX. IF ANY SUCH CLAIM IS MADE AGAINST ANY LANDLORD RELATED PARTY, TENANT SHALL, AT TENANT'S SOLE COST AND EXPENSE, DEFEND SUCH CLAIM BY OR THROUGH ATTORNEYS REASONABLY ACCEPTABLE TO LANDLORD. The indemnity obligations of Tenant under this section shall not apply to a claim arising out of the gross negligence or intentional misconduct of any Landlord Related Party.

         23. WAIVER OF SUBROGATION RIGHTS. NOTWITHSTANDING ANYTHING IN THIS LEASE TO THE CONTRARY, TO THE EXTENT THAT AND SO LONG AS THE SAME IS PERMITTED UNDER THE LAWS AND REGULATIONS GOVERNING THE WRITING OF INSURANCE WITHIN THE STATE OF TEXAS, ALL INSURANCE CARRIED BY EITHER LANDLORD OR TENANT SHALL PROVIDE FOR A WAIVER OF RIGHTS OF SUBROGATION AGAINST LANDLORD AND TENANT ON THE PART OF THE INSURANCE CARRIER. UNLESS THE WAIVERS CONTEMPLATED BY THIS SENTENCE ARE NOT OBTAINABLE FOR THE REASONS DESCRIBED IN THIS SECTION 23, LANDLORD AND TENANT EACH HEREBY WAIVE ANY AND ALL RIGHTS OF RECOVERY, CLAIMS, ACTIONS OR CAUSES OF ACTION AGAINST THE OTHER, ITS AGENTS, OFFICERS, OR EMPLOYEES, FOR ANY LOSS OR DAMAGE TO PROPERTY OR ANY INJURIES TO OR DEATH OF ANY PERSON WHICH IS COVERED OR WOULD HAVE BEEN COVERED UNDER THE INSURANCE POLICIES REQUIRED UNDER THIS LEASE. THE FOREGOING RELEASE SHALL NOT APPLY TO LOSSES OR DAMAGES IN EXCESS OF ACTUAL OR REQUIRED POLICY LIMITS (WHICHEVER IS GREATER) NOR TO ANY DEDUCTIBLE (UP TO A MAXIMUM OF $10,000) APPLICABLE UNDER ANY POLICY OBTAINED BY THE WAIVING PARTY. THE FAILURE OF EITHER PARTY (THE "DEFAULTING PARTY") TO TAKE OUT OR MAINTAIN ANY INSURANCE POLICY REQUIRED UNDER THIS LEASE SHALL BE A DEFENSE TO ANY CLAIM ASSERTED BY THE DEFAULTING PARTY AGAINST THE OTHER PARTY HERETO BY REASON OF ANY LOSS SUSTAINED BY THE DEFAULTING PARTY THAT WOULD HAVE BEEN COVERED BY ANY SUCH REQUIRED POLICY. THE WAIVERS SET FORTH IN THE IMMEDIATELY


Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 20

PRECEDING SENTENCE SHALL BE IN ADDITION TO, AND NOT IN SUBSTITUTION FOR, ANY OTHER WAIVERS, INDEMNITIES, OR EXCLUSIONS OF LIABILITIES SET FORTH IN THIS LEASE.

         24. Casualty Damage. If the Premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give prompt written notice thereof to Landlord. In case the Building shall be so damaged by fire or other casualty that substantial alteration or reconstruction of the Building shall, in the judgment of an independent architect selected by Landlord, be required (whether or not the Premises shall have been damaged by such fire or other casualty), or if any mortgagee under a first mortgage or first deed of trust covering the Building should require that the insurance proceeds payable as a result of such fire or other casualty be used to retire the mortgage debt, or in the event of the occurrence of a casualty which is not insured under the all risk extended coverage insurance required to be carried by Landlord pursuant to the terms of Section 20, Landlord may, at its option, so long as Landlord is similarly terminating all other leases in the Building that are similarly affected by the casualty, terminate this Lease by notifying Tenant in writing of such termination within fifteen (15) days after the date of Landlord's receipt of the estimated cost of reconstruction or determination by a mortgagee to take the proceeds, in which event the Rent hereunder shall be abated as of the date of such damage. If Landlord does not elect to terminate this Lease, as soon as practicable, but no more than ninety (90) days after the date of such damage, Landlord shall commence to repair and restore the Building and shall proceed with reasonable diligence to restore the Building to substantially the same condition which it was in immediately prior to the happening of the fire or other casualty, except that Landlord shall not be required to rebuild, repair, or replace any part of Tenant's furniture, fixtures and equipment removable by Tenant under the provisions of this Lease or any Alterations to the Premises made by Tenant which were not approved by Landlord in writing, and Landlord shall not in any event be required to spend for such work an amount in excess of the insurance proceeds actually received by Landlord as a result of the fire or other casualty plus any deductible amounts thereunder. Additionally, Landlord shall not be required to rebuild, repair, or replace the Initial Improvements (as defined in the Tenant Improvements Agreement) to the extent Tenant of Tenant's Contractor are responsible therefor in accordance with the Tenant Improvements Agreement. If Landlord determines that insurance proceeds will be insufficient to restore the Building as required by this
Section 24, Landlord may, at its option, elect to either (1) terminate this Lease by written notice to Tenant, or (2) provide the extra funds necessary to complete the restoration. If Landlord did not originally construct any Alterations to be repaired, the time for Landlord to commence and complete such repairs shall be extended by the amount of time necessary for Landlord to obtain detailed working drawings of the Alterations to be repaired. If Landlord does not either commence the repairs to the Building within the time required herein, or complete the repairs to the Building within one hundred eighty (180) days after the date of such damage, Tenant may terminate the Lease by written notice thereof to Landlord given no later than thirty (30) days following the date on which Landlord was to commence or complete such repairs, as the case may be. Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such damage or the repair thereof, except that, subject to the provisions of the next sentence, Landlord shall allow Tenant an equitable abatement of Rent during the time and to the extent the Premises or portions thereof are unfit for occupancy and Tenant is not conducting normal business operations from such portions of the Premises or access to the Premises has been materially impaired for more than seven (7) days. If the Premises or any other portion of the Complex is damaged by fire or other casualty resulting from the intentional acts of Tenant or any employee, officer, contractor, agent, subtenant, or licensee of Tenant, the Rent hereunder shall not be abated during the repair of such damage, and Tenant shall remain liable for the payment thereof.

         25. Condemnation. If the whole or substantially the whole of the Building, more than 25% of the Parking Areas, or ingress and egress routes to the Complex from publicly dedicated streets, or (ii) the whole or such portion of the Premises as shall render the remainder reasonably unfit for Tenant's use, shall be taken for any public or quasi-public use, by right of eminent domain or otherwise, or sold in lieu of condemnation, then this Lease shall terminate as of the date when physical possession of the Building or the Premises are taken by the condemning authority. If this Lease is not so terminated upon any such taking or sale, the Base Rental payable hereunder shall be diminished by an amount representing that portion of Base Rental applicable to the portion of the Premises subject to such taking or sale, and Landlord shall to





Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 21 the extent Landlord deems feasible, restore the Building and the Premises to substantially their former condition, except that Landlord shall not be required to rebuild, repair, or replace any Alterations to the Premises made by Tenant which were not approved by Landlord in writing, nor shall Landlord in any event be required to spend for such work an amount in excess of the amount received by Landlord as compensation for such taking. All amounts awarded upon a taking of any part or all of the Land, Building or the Premises shall belong to Landlord, and Tenant shall not be entitled to and expressly waives all claims to any such compensation except that Tenant may make a separate claim upon the condemning authority for expenses related to relocation and the unamortized cost of leasehold improvements paid for by Tenant. The rights of Tenant to such award shall expressly survive the termination of this Lease.

         26. DAMAGES FROM CERTAIN CAUSES. NOTWITHSTANDING ANYTHING CONTAINED IN THIS LEASE TO THE CONTRARY, AND SUBJECT TO THE TERMS OF SECTION 23, NEITHER LANDLORD NOR ANY LANDLORD RELATED PARTY SHALL BE LIABLE FOR DAMAGES TO TENANT OR ANY PARTY CLAIMING THROUGH TENANT FOR ANY INJURY TO OR DEATH OF ANY PERSON OR DAMAGE TO PROPERTY OR FOR INTERRUPTION OR DAMAGE TO BUSINESS RESULTING FROM ANY OF THE FOLLOWING REASONS: (A) ANY ACT, OMISSION OR NEGLIGENCE OF TENANT OR TENANT'S EMPLOYEES, AGENTS, CONTRACTORS, OFFICERS, SUBTENANTS, ASSIGNEES, LICENSEES, INVITEES OR CUSTOMERS; (B) ANY ACT, OMISSION OR NEGLIGENCE OF ANY OTHER TENANT WITHIN THE BUILDING, OR ANY OF THEIR RESPECTIVE EMPLOYEES, AGENTS, CONTRACTORS, TENANTS, ASSIGNEES, LICENSEES, INVITEES OR CUSTOMERS; (C) THE REPAIR, ALTERATION, MAINTENANCE, DAMAGE OR DESTRUCTION OF THE PREMISES OR ANY OTHER PORTION OF THE BUILDING (INCLUDING THE CONSTRUCTION OF LEASEHOLD IMPROVEMENTS FOR OTHER TENANTS OF THE BUILDING) EXCEPT TO THE EXTENT CAUSED BY THE NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD OR ANY LANDLORD RELATED PARTY; (D) VANDALISM, THEFT, BURGLARY AND OTHER CRIMINAL ACTS (OTHER THAN THOSE COMMITTED BY LANDLORD'S EMPLOYEES); (E) ANY DEFECT IN OR FAILURE OF EQUIPMENT, PIPES, WIRING, HEATING OR AIR CONDITIONING EQUIPMENT, STAIRS, ELEVATORS, OR SIDEWALKS; THE BURSTING OF ANY PIPES OR THE LEAKING, ESCAPING OR FLOWING OF GAS, WATER, STEAM, ELECTRICITY, OR OIL; BROKEN GLASS; OR THE BACKING UP OF ANY DRAINS, EXCEPT TO THE EXTENT CAUSED BY THE NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD OR ANY LANDLORD RELATED PARTY OR THE FAILURE OF LANDLORD TO PERFORM ITS MAINTENANCE OBLIGATIONS HEREUNDER; (F) INJURY DONE OR OCCASIONED BY WIND, SNOW, RAIN OR ICE, FIRE, ACT OF GOD, PUBLIC ENEMY, INJUNCTION, RIOT, STRIKE, INSURRECTION, WAR, COURT ORDER, REQUISITION, ORDER OF ANY GOVERNMENTAL BODY OR AUTHORITY, OR (G) ANY OTHER CAUSE BEYOND THE REASONABLE CONTROL OF LANDLORD. UNDER NO CIRCUMSTANCES SHALL LANDLORD BE LIABLE FOR DAMAGES RELATED TO BUSINESS INTERRUPTION OR LOSS OF PROFITS. THE PROVISIONS OF THIS SECTION 26 SHALL NOT LIMIT THE OBLIGATIONS OF LANDLORD OR THE RIGHTS OF TENANT UNDER THIS LEASE NOT INVOLVING A CLAIM FOR DAMAGES.

         27.      Default by Tenant.

                  (a) The following events shall be deemed to be events of default by Tenant under this Lease (hereinafter called an "Event of Default"):

                           (1)      Tenant shall fail to timely pay any Rent
and such failure shall continue for a period of five (5) days after written notice of such default shall have been delivered to Tenant; provided however, once Landlord has given Tenant two (2) such notices during any twelve (12) month period (whether as to one or more than one failures to pay) it shall not be required to give further notice and thereafter the failure or refusal by Tenant to timely make any payment of Rent when due hereunder within the following twelve (12) months shall be an Event of Default without further notice;





Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 22

                           (2)      Tenant shall fail to comply with any
provision of this Lease or any other agreement between Landlord and Tenant not requiring the payment of Rent, all of which terms, provisions and covenants shall be deemed material, and such failure shall continue for a period of thirty (30) days after written notice of such failure is delivered to Tenant or, if such failure cannot reasonably be cured within such thirty (30) day period, Tenant shall fail to commence to cure such failure within such thirty
(30) day period and/or shall thereafter fail to prosecute such cure diligently and continuously to completion within ninety (90) days of the date of Landlord's notice of default;

                           (3)      Tenant or Tenant's general partner takes
any action to, or notifies Landlord that Tenant or Tenant's general partner intends to file a petition under any section or chapter of the United States Bankruptcy Code, as amended from time to time, or under any similar law or statute of the United States or any state thereof; or a petition shall be filed against Tenant or Tenant's general partner under any such statute and not be dismissed within sixty (60) days thereafter;

                           (4)      a receiver or trustee shall be appointed
for Tenant's leasehold interest in the Premises or for all or a substantial part of the assets of Tenant or Tenant's general partner;

                           (5)      Tenant abandons all or any substantial
portion of the Premises (although mere vacancy by Tenant shall not alone be an Event of Default); and

                           (6)      Tenant shall default in the performance of
its obligations under the Tenant Improvements Agreement and such default continues for a period of thirty (30) days following written notice to Tenant.

                  (b) Upon the occurrence of any Event of Default, Landlord may, at its option and without further notice to Tenant and without judicial process, in addition to all other remedies given hereunder or by law or equity, do any one or more of the following: (1) terminate this Lease, in which event Tenant shall immediately surrender possession of the Premises to Landlord; (2) enter upon and take possession of the Premises and expel or remove Tenant therefrom, with or without having terminated this Lease; (3) apply all or any portion of the Security Deposit to cure such Event of Default;
(4) change or re-key all locks to entrances to the Premises, and Landlord shall have no obligation to give Tenant a new key to the Premises until such Event of Default is cured; (5) remove from the Premises any furniture, fixtures, equipment or other personal property of Tenant, without liability for trespass or conversion, and store such items either in the Complex or elsewhere at the sole cost of Tenant and without liability to Landlord, and (6) enter upon the Premises and perform Tenant's obligations under this Lease (including under the Tenant Improvements Agreement) and charge Tenant additional rent to cover the cost of Landlord's performance (but Landlord shall have no obligation to perform Tenant's obligations). Landlord may retain control over all such property for the purpose of foreclosing the security interest created by
Section 34. Any of such furniture, fixtures, equipment or personal property not claimed within thirty (30) days from the date of removal shall be deemed abandoned.

                  (c) Exercise by Landlord of any one or more remedies hereunder shall not constitute forfeiture or an acceptance of surrender of the Premises by Tenant, it being understood that such surrender can be effected only by the written agreement of Landlord and Tenant.

                  (d) If Landlord terminates this Lease by reason of an Event of Default, Tenant shall pay to Landlord the sum of (1) the cost of recovering the Premises, (2) the unpaid Rent and all other indebtedness accrued hereunder to the date of such termination, (3) the total Rent which Landlord would have received under this Lease for the remainder of the Lease Term minus the Fair Market Rental Value (hereinafter defined) of the Premises for the same period, both discounted to present value at the Prime Rate (hereinafter defined) in effect upon the date of determination, and (4) any other damages or relief which Landlord may be entitled to at law or in equity. For the purposes of this section, "Fair Market Rental Value" shall be the rental rate that would be received from a comparable tenant for a comparable lease for premises and other properties of equivalent quality, size, condition and location as the Premises, taking into




Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 23 account any free rent or other concessions, which are generally prevailing in the market place after Tenant's default, market conditions and the period of time the Premises may reasonably be expected to remain vacant before Landlord is able to re-let the Premises to a suitable new tenant. For purposes of this section, "Prime Rate" shall mean the per annum rate of interest announced or published from time to time by Guaranty Federal Bank (or its successors or assigns) as its prime commercial lending rate.

                  (e) If Landlord repossesses the Premises without terminating this Lease, then Tenant shall pay to Landlord (1) the cost of recovering the Premises, (2) the unpaid Rent and other indebtedness accrued to the date of such repossession, and (3) the total Rent which Landlord would have received under this Lease for the remainder of the Lease Term minus any net sums thereafter received by Landlord through reletting the Premises during such period after deducting expenses incurred by Landlord in connection with such reletting for advertising costs, brokerage commissions, architectural fees, tenant improvement costs and allowances and any other allowances or concessions provided by Landlord (amortized pro rata over the term of such new lease). Re-entry by Landlord will not affect the obligations of Tenant for the unexpired term of this Lease. Tenant shall not be entitled to any excess of Rent obtained by reletting over the Rent herein reserved. Actions to collect amounts due by Tenant may be brought on one or more occasions, without the necessity of Landlord's waiting until the expiration of the Lease Term. In addition, Landlord may at any time following repossession of the Premises without termination of the Lease elect to terminate the Lease and pursue the remedies available to Landlord pursuant to Section 27(d) above in lieu of the remedies available to Landlord pursuant to this Section 27(e).

                  (f) Upon termination of the Lease or repossession of the Premises for an Event of Default, Landlord shall not be obligated to relet or attempt to relet the Premises.

                  (g) If Tenant should fail to make any payment, perform any obligation, or cure any default hereunder within ten (10) days after receipt of written notice thereof, Landlord, without obligation to do so and without thereby waiving such failure or default, may make such payment, perform such obligation, and/or remedy such other default for the account of Tenant (and enter the Premises for such purpose), and Tenant shall, within ten (10) days following written demand, pay all costs, expenses and disbursements (including attorneys' fees) incurred by Landlord in taking such remedial action, plus, at the option of Landlord, interest thereon at the Default Rate.

         28. Default by Landlord. Landlord shall be in default under this Lease if Landlord fails to perform any of its obligations hereunder and such failure continues for a period of thirty (30) days after Tenant delivers written notice of such failure to Landlord and to the holder(s) of any indebtedness or other obligations secured by any mortgage or deed of trust affecting the Premises, the name and address of which have been provided to Tenant in writing, provided that if such failure cannot reasonably be cured within such thirty (30) day period, Landlord shall not be in default hereunder as long as Landlord or such holder(s) commences the remedying of such failure within such thirty-day period and diligently prosecutes the same to completion and completes the same within ninety (90) days or such longer period of time as may be reasonably necessary so long as Landlord is diligently prosecuting the same, during which time Landlord and such holder(s), or either of them, their agents or employees, shall be entitled to enter upon the Premises and do whatever may be necessary to remedy such failure. In no event shall either party be liable for consequential, special or punitive damages by reason of a failure to perform (or a default) under this Lease, except for Landlord's remedies in Section 27.

         29. Quiet Enjoyment. Tenant, on paying all sums herein called for and performing and observing all of its covenants and agreements hereunder, shall and may peaceably and quietly occupy and use the Premises during the Lease Term subject to the provisions of this Lease, all matters of record affecting the Complex and applicable governmental laws, rules, and regulations; and Landlord agrees to warrant and forever defend Tenant's right to such occupancy against the claims of any and all persons whomsoever lawfully claiming the same or any part thereof, subject only to the provisions of this Lease, all matters of record affecting the Complex and all applicable governmental laws, rules, and regulations.




Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 24

         30.      [Intentionally Deleted]

         31. Holding Over. Should Tenant continue to occupy the Premises after the expiration of the Lease Term without the prior written consent of Landlord, such occupancy shall be a tenancy at will under all of the terms, covenants and conditions of this Lease, but at a daily Base Rental equal to the sum found by dividing one hundred and fifty percent (150%) of the Base Rental for the final month of the Lease Term by thirty (30), plus any sums due pursuant to Section 6. Tenant shall also pay any and all damages sustained by Landlord as a result of such holdover. If Tenant consists of more than one person or entity, and if any of the persons or entities comprising Tenant continue to occupy the Premises after the expiration of the Lease Term, all other persons or entities comprising Tenant shall be deemed to have consented to such occupancy and shall continue to be jointly and severally liable for all of the terms, covenants and conditions contained in this Lease during the holdover term.

         32.      Change of Building Name or Common Areas.

                  (a) Landlord reserves the right at any time to change the name of the Building upon thirty (30) days advance written notice.

                  (b) Landlord hereby reserves the right to repair, change, redecorate, alter, improve, or renovate any part of the Common Areas (including, but not limited to, those located on any full floor leased by Tenant), without being held guilty of an actual or constructive eviction of Tenant or breach of any express or implied warranty and without an abatement of Rent. In exercising such right, Landlord will use reasonable efforts to minimize any interruption to the conduct of Tenant's business.

         33.      Subordination to Mortgage; Estoppel Agreement.

                  (a) This Lease shall be subordinate to any mortgage, deed of trust or other lien now existing or hereafter placed upon the Premises, or upon the Complex and to any renewals, modifications, consolidations, refinancings, and extensions thereof, and, subject to Landlord providing Tenant with a subordination, non-disturbance and attornment agreement from Landlord's lender, to deed of trust liens hereafter placed against the Building or the Complex, but Tenant agrees that any such mortgagee or deed of trust beneficiary shall have the right at any time to subordinate such mortgage, deed of trust or other lien to this Lease on such terms and subject to such conditions as such mortgagee or deed of trust beneficiary may deem appropriate in its discretion. If any proceedings are brought for the foreclosure of, or in the event of the exercise of the power of sale under, any such mortgage, deed of trust or other lien, Tenant agrees, without further action hereunder, to attorn to the purchaser upon such foreclosure (or any deed in lieu of foreclosure) and recognize such purchaser as the Landlord under this Lease. Landlord is hereby irrevocably vested with full power and authority to subordinate this Lease to any mortgage, deed of trust or other lien now existing or hereafter placed upon the Premises or the Complex and Tenant agrees upon demand to execute such further instruments subordinating this Lease or attorning to the holder of any such liens as Landlord may reasonably request.

                  (b) Landlord agrees to obtain from Landlord's lender, a subordination, non-disturbance and attornment agreement on such lender's form.

                  (c) Tenant agrees that it will from time to time within ten (10) days after written request by Landlord execute and deliver to such persons as Landlord shall request an estoppel agreement in recordable form certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as so modified), stating the dates to which Rent and other charges payable under this Lease have been paid, stating the Landlord is not in default hereunder (or if Tenant alleges a default stating the nature of such alleged default) and further stating such other matters as Landlord shall reasonably require.



Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 25

         34. Landlord's Lien. Tenant hereby grants to Landlord a lien and security interest in all property of Tenant now or hereafter placed in or upon the Premises and such property shall be and remain subject to such lien and security interest of Landlord for payment of all rent and other sums agreed to be paid by Tenant under this Lease. The provisions of this section relating to such lien and security interest shall constitute a Security Agreement under and subject to the Texas Business and Commerce Code so that Landlord shall have and may enforce a security interest in all property of Tenant now or hereafter placed in or on the Premises, in addition and cumulative of the landlord's liens and rights provided by law or by the other terms and provisions of this Lease. Landlord may enforce this landlord's lien immediately upon a breach of this Lease by Tenant (whether an Event of Default shall exist or not) if Tenant is vacating or is threatening to vacate the Premises. Tenant agrees to execute as debtor such financing statement or statements as Landlord may now or hereafter request. Landlord may at its election at any time file a copy of this page of the Lease and the signature page of this Lease as a Financing Statement. The Debtor shall be Tenant and the Secured Party shall be Landlord.

         35. Attorney's Fees. Tenant must pay to Landlord on demand all attorney's fees, costs and expenses incurred by Landlord in recovery of any Rent or enforcement of Landlord's rights under this Lease. Further, if Landlord or Tenant employs an attorney to assert or defend any action arising out of the breach of any term, covenant or provision of this Lease, or to bring legal action for the unlawful detainer of the Premises, the prevailing party shall be entitled to recover from the non-prevailing party attorney's fees and costs of suit incurred in connection therewith. For purposes of this Section 35, a party shall be considered to be the "prevailing party" to the extent that (1) such party initiated the litigation and substantially obtained the relief which it sought (whether by judgment, voluntary agreement or action of the other party, trial, or alternative dispute resolution process), (2) such party did not initiate the litigation and did not receive judgment in its favor, but the party receiving the judgment did not substantially obtain the relief which it sought, or (3) the other party to the litigation withdrew its claim or action without having substantially received the relief which it was seeking.

         36. No Implied Waiver. The failure of either party to insist at any time upon the strict performance of any covenant or agreement in this Lease or to exercise any right, power or remedy contained in this Lease shall not be construed as a waiver or a relinquishment thereof for the future. The acceptance by Landlord of late payments shall not be construed as a waiver by Landlord of the requirement for timely payment nor create a course of dealing. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of Rent due under this Lease shall be deemed to be other than on account of the earliest Rent due hereunder, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or pursue any other remedy provided in this Lease.

         37. Independent Obligations. The obligation of Tenant to pay Rent hereunder and the obligation of Tenant to perform Tenant's other covenants and duties hereunder constitute independent unconditional obligations to be performed at all times provided for hereunder. Except as expressly provided in this Lease, Tenant waives and relinquishes all rights which Tenant might have to claim any nature of lien against or withhold, abate or deduct from, or offset against Rent.

         38. Recourse Limitation. Tenant agrees to look solely to Landlord's equity in the Complex for the recovery of any judgment against Landlord, and Landlord shall not personally be liable for any deficiency. The provision contained in the foregoing sentence shall not limit any right that Tenant might otherwise have to obtain specific performance of Landlord's obligations under this Lease.

         39. Notices. Any notice under the Lease must be in writing, and shall be given or be served by (a) personal delivery, (b) delivery via a recognized overnight courier, (c) depositing the same in the United States mail, postage prepaid, certified mail, return receipt requested, addressed to the party to be notified at the address stated in this Lease or such other address in the continental United States of which notice has been given to the other party in the manner provided herein, or (d) via facsimile with either electronic



Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 26 or telephonic verification of receipt so long as the original of the facsimile notice is deposited in the United States mail within three (3) days thereafter. Notice by personal delivery or overnight courier shall be effective upon receipt, notice by mail shall be effective upon deposit in the United States mail in the manner above described and notice by facsimile shall be effective upon electronic or telephonic verification of receipt.

         40. Severability. If any term or provision of this Lease, or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

         41. Recordation. Tenant agrees not to record this Lease or any memorandum hereof.

         42. Governing Law. This Lease and the rights and obligations of the parties hereto shall be interpreted, construed, and enforced in accordance with the laws of the State of Texas. This Lease is performable in, and the exclusive venue for any action brought with respect hereto, shall be in Harris County, Texas.

         43. Force Majeure. Whenever a period of time is herein prescribed for the taking of any action by Landlord or Tenant, the party responsible for taking such action shall not be liable or responsible for, and there shall be excluded from the computation of such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions, or any other cause whatsoever beyond the control of the party responsible for taking such action; provided, however, the provisions of this Section 43 shall never be construed as allowing an extension with respect to the payment of money.

         44. Time of Performance. Except as otherwise expressly provided herein, time is of the essence under this Lease, including all Exhibits.

         45. Transfers by Landlord. Landlord shall have the right to transfer and assign, in whole or in part, all its rights and obligations hereunder and in the Complex, and in such event and upon the assumption by the transferee of the obligations of Landlord hereunder, Landlord shall be released from any further obligations accruing after the date of transfer, and Tenant agrees to look solely to such successor in interest of Landlord for the performance of such obligations.

         46. Commissions. Landlord and Tenant agree that the Broker and Co-Broker are the only brokers involved in the procurement, negotiation or execution of this Lease, whose commission shall be paid by Landlord pursuant to a separate commission agreement. Landlord and Tenant hereby agree to defend, indemnify and hold each other harmless against any loss, claim, expense or liability with respect to any commissions or brokerage fees claimed on account of the execution and/or renewal of this Lease or the expansion of the Premises due to any action of the indemnifying party (provided that Tenant's indemnity shall not extend to the claims of Broker or Co-Broker, except to the extent Tenant has a separate agreement with Broker).

         47. Effect of Delivery of This Lease. Landlord has delivered a copy of this Lease to Tenant for Tenant's review only, and the delivery hereof does not constitute an offer to Tenant or an option. This Lease shall not be effective until a copy of this Lease executed by both Landlord and Tenant is delivered by Landlord to Tenant.


         48. WAIVER OF WARRANTIES AND ACCEPTANCE OF CONDITION. TENANT ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS LEASE (INCLUDING THE TENANT IMPROVEMENTS AGREEMENT), NEITHER LANDLORD NOR ANY LANDLORD RELATED PARTY HAS MADE ANY REPRESENTATION OR WARRANTY, EITHER





Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 27

EXPRESS OR IMPLIED, AS TO THE HABITABILITY, MERCHANTABILITY, SUITABILITY, QUALITY, CONDITION OR FITNESS FOR ANY PARTICULAR PURPOSE WITH REGARD TO THE PREMISES OR THE COMPLEX AND THAT THIS LEASE CONSTITUTES THE FULL AND FINAL AGREEMENT OF LANDLORD AND TENANT WITH RESPECT TO THE LEASE OF SPACE IN THE BUILDING BY TENANT. EXCEPT FOR ANY WARRANTY SET OUT IN THE TENANT IMPROVEMENTS AGREEMENT AND ANY OTHER WARRANTIES OF LANDLORD SET FORTH IN THIS LEASE, TENANT HEREBY WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY CLAIM OR CAUSE OF ACTION BASED UPON ANY WARRANTIES, EITHER EXPRESS OR IMPLIED, AS TO HABITABILITY, MERCHANTABILITY, SUITABILITY, QUALITY, CONDITION OR FITNESS FOR ANY PARTICULAR PURPOSE WITH REGARD TO THE PREMISES OR THE COMPLEX. TENANT FURTHER REPRESENTS AND WARRANTS TO LANDLORD THAT TENANT HAS HAD AN OPPORTUNITY TO MEASURE THE ACTUAL DIMENSIONS OF THE PREMISES AND THE BUILDING AND AGREES TO THE SQUARE FOOTAGE CALCULATIONS SET FORTH IN SECTIONS 1(e) AND 1(r) OF THIS LEASE FOR ALL PURPOSES. TENANT'S TAKING POSSESSION OF THE PREMISES SHALL BE CONCLUSIVE EVIDENCE THAT (a) TENANT HAS INSPECTED (OR HAS CAUSED TO BE INSPECTED) THE PREMISES AND THE COMPLEX, (b) TENANT ACCEPTS THE PREMISES AND THE COMPLEX AS BEING IN GOOD AND SATISFACTORY CONDITION AND SUITABLE FOR TENANT'S PURPOSES, AND (c) THE PREMISES AND THE COMPLEX FULLY COMPLY WITH LANDLORD'S COVENANTS AND OBLIGATIONS HEREUNDER (OTHER THAN ANY PUNCH LIST ITEMS, IF ANY, WITH REGARD TO LANDLORD'S WORK REGARDING THE INITIAL IMPROVEMENTS AS SET FORTH IN EXHIBIT D-1). TENANT SHALL HAVE THE RIGHT FOR SIX (6) MONTHS FOLLOWING THE COMMENCEMENT DATE TO PROVIDE LANDLORD WITH WRITTEN NOTICE OF ALLEGED DEFECTS IN THE PERFORMANCE OF THE WORK FOR WHICH LANDLORD IS RESPONSIBLE PURSUANT TO EXHIBIT D-1 OR LATENT DEFECTS IN OR AFFECTING THE PREMISES TO THE EXTENT TENANT IS NOT RESPONSIBLE FOR SAME UNDER THE TENANT IMPROVEMENTS AGREEMENT OR OTHERWISE. FAILURE OF TENANT TO DELIVER WRITTEN NOTICE OF DEFECTIVE WORK OR LATENT DEFECTS WITHIN SUCH SIX (6) MONTH PERIOD SHALL CONSTITUTE A WAIVER OF ANY FURTHER CLAIMS OF TENANT RELATING TO THE WORK OF LANDLORD SET FORTH IN EXHIBIT D-1 AND THE CONDITION OF THE PREMISES OR THE COMPLEX AS OF THE COMMENCEMENT DATE. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED IN THIS SECTION 48 SHALL LIMIT THE RIGHT OF TENANT TO ENFORCE THE REPAIR AND MAINTENANCE OBLIGATIONS OF LANDLORD UNDER THIS LEASE OR THE OBLIGATIONS OF LANDLORD UNDER SECTIONS 24 AND 25.

         49. Merger of Estates. The voluntary or other surrender of this Lease by Tenant or a mutual cancellation thereof, shall not constitute a merger; and upon such surrender or cancellation of this Lease, Landlord shall have the option, in Landlord's sole discretion, to (a) either terminate all or any existing subleases or subtenancies, or (b) assume Tenant's interest in any or all subleases or subtenancies.

         50. Survival of Indemnities and Covenants. Any and all indemnities of Tenant and any and all covenants of Tenant not fully performed on the date of the expiration or termination of this Lease shall survive such expiration or termination.

         51. Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Lease.

         52. Entire Agreement; Amendments. This Lease, including the exhibits and addenda, if any, listed in Section 53 below, embodies the entire agreement between the parties hereto with relation to the transaction contemplated hereby, and there have been and are no covenants, agreements, representations, warranties or restrictions between the parties hereto other than those specifically set forth herein. Any amendment or modification of this Lease must be in writing and signed by Landlord and Tenant.

         53. Exhibits. The following exhibits are attached hereto and incorporated herein and made a part of this Lease for all purposes:




Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 28

                  Exhibit "A"       - Land Description
                  Exhibit "B"       - Floor Plan
                  Exhibit "C"       - Rules and Regulations
                  Exhibit "D"       - Tenant Improvements Agreement
                  Exhibit "D-1"     - Landlord's Work
                  Exhibit "E"       - Parking
                  Exhibit "E-1"     - Parking Diagram
                  Exhibit "F"       - Confidentiality Agreement
                  Exhibit "G"       - Right of First Refusal
                  Exhibit "G-1"     - Refusal Space
                  Exhibit "H"       - Renewal Option
                  Exhibit "H-1"     - Arbitration

         54. Joint and Several Liability. If Tenant consists of more than one person or entity, the obligations of such parties under this Lease shall be joint and several.

         55. Multiple Counterparts. This Lease may be executed in multiple counterparts, each of which shall constitute an original instrument, but all of which shall constitute one and the same agreement.

         56. Rooftop Communications Equipment. Without liability for rental or any other charges therefor, except as expressly stated hereunder, Tenant shall be permitted, at its sole cost and expense, to use the roof of the Building to install and operate thereon up to two (2) microwave dishes/earth satellite disks (not to exceed 10' in diameter) and up to two (2) whip antennae (collectively as "Rooftop Communications Equipment"), in locations as selected by Tenant and approved by Landlord, provided the same (a) complies with all applicable governmental rules and regulations as well as applicable codes, (b) is within the allowable structural loading of the Building, (c) will not, in Landlord's reasonable judgment, adversely effect the exterior appearance of the Building, and (d) does not require roof penetrations other than as may be expressly permitted by Landlord's roof contractor so as to not affect Landlord's roof warranty. Tenant may use the Rooftop Communications Equipment so long as in accordance with applicable laws and regulations.

                  Tenant shall be permitted to select a contractor of its choice (subject to Landlord's approval) to undertake the installation of the Rooftop Communications Equipment, except that Landlord reserves the right to require Tenant to use or involve Landlord's roof contractor if Landlord deems it necessary to preserve the roof warranty or to otherwise maintain the integrity of the roof. In addition, Tenant shall be permitted to construct equipment enclosures, if required, in locations and in form approved by Landlord, for accommodation of the Rooftop Communications Equipment. Tenant shall also have the right to install necessary conduit and sleeving from the roof to the points of connection within the Premises. Tenant shall be responsible for all costs of installation (including structural reinforcing), repairs and maintenance (to both the equipment and the Building itself, including the roof) with respect to the Rooftop Communications Equipment. Upon termination of this Lease, Tenant shall remove such equipment and repair any damage to the roof and Building. Tenant shall indemnify, defend and hold Landlord harmless from and against any cost, expense, liability, damage or other obligation arising from or in connection with the Rooftop Communications Equipment (which indemnity shall survive the termination of this Lease). If said Rooftop Communications Equipment is not removed, and all damage repaired, within 30 days after termination of this Lease, then said equipment shall become the property of Landlord and Tenant shall pay Landlord the cost to remove same and to repair any damage to the roof and Building.

                  In the event Landlord is not able to provide either the microwave dish/earth satellite disks and/or whip antennae capacities referenced above, Landlord shall be obligated to use reasonable efforts (without cost to Landlord) to provide such capability in another location adequate to provide for Tenant's transmission requirements substantially in accordance with the above terms and conditions.

         57. Financial Covenants. Upon Landlord's request from time to time, but not more often than once every twelve (12) months, Tenant and Tenant's general partner shall each provide to Landlord copies



Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 29 of its most current financial statements and such other financial information as Landlord may reasonably request.



Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 30

         IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the date first above written.



                                       LANDLORD:

                                       MCCASLIN GREENSPOINT I, LTD., a Texas limited partnership

                                       By:  McCaslin Development I Limited, a Texas limited
                                            partnership, general partner

                                            By:  McCaslin Development Company, a Texas
                                                 corporation, general partner



                                                 By: /s/
                                                    -----------------------------------------
                                                    Name:
                                                          -----------------------------------
                                                    Title:
                                                           ----------------------------------
Address

----------------------------

----------------------------


----------------------------

Attn:
     ----------------------------



                                            TENANT:
Address Prior to
Commencement Date:                          OGAC, L.P., a Texas limited partnership

----------------------------
                                            By: THE OIL AND GAS ASSET CLEARINGHOUSE, INC., a
----------------------------                    Texas corporation, general partner

----------------------------

Attn:
      ----------------------

Address Subsequent to                           By: /s/ Kenneth R. Olive
Commencement Date:                                  -----------------------------------------
                                                    Kenneth R. Olive, President

Premises
Attn: :
     ----------------------------


Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 31

                                  EXHIBIT "A"

                                LAND DESCRIPTION


FIELD NOTES FOR 299,477 SQUARE FEET OR 6.875 ACRES OF LAND BEING ALL OF UNRESTRICTED RESERVE "B", GREENBRIAR PLACE AS RECORDED IN VOLUME 292, PAGE 62, HARRIS COUNTY MAP RECORDS; SAID 6.875 ACRES OF LAND BEING THE SAME PROPERTY DESCRIBED IN DEED DATED JULY 14, 1998 TO CALDWELL WATSON INVESTMENTS, L.P.,RECORDED UNDER HARRIS COUNTY CLERK'S FILE NO. T144593, OFFICIAL PUBLIC RECORDS OF REAL PROPERTY, LOCATED IN THE W. SEVEY SURVEY, ABSTRACT NO. 699, HARRIS COUNTY, TEXAS: (Bearings are referenced to the plat of Greenbriar Place)

BEGINNING at a 5/8 inch iron rod found at the intersection of the westerly right-of-way line of Imperial Valley Drive (100 feet wide per Harris County Clerk's File No. D619883) and the common line of Restricted Reserve "A" of Greenbriar Place and said Unrestricted Reserve "B" for the northeast corner of said Restricted Reserve "A" and a called 3.7862 acre tract described in deed date January 5, 1998 to ITW Mortgage Investments III, Inc., recorded under Harris County Clerk's File No. S800758 and the southeast corner of the herein described tract;

THENCE, North 76(degree)16'25" West, along the common line of said Restricted Reserve "A" and said Unrestricted Reserve "B", a distance of 600.22 feet (called
600.59 feet) to a 5/8 inch iron rod found in the easterly right-of-way line of Ronan Road (60 feet wide per Volume 292, Page 62, Harris County Map Records) for the northwest corner of said Restricted Reserve "A" and the southwest corner of the herein described tract;

THENCE along the easterly right-of-way line of Ronan Road, the following courses and distances:

         North 13(degree)42'24" East (called North 13(degree)43'35" East), a distance of 5.00 feet to a 5/8 iron rod found for a point of curvature of a curve to the left;

         In a northerly direction, with said curve to the left, having a radius of 430.00 feet, an arc length of 189.99 feet (called 190.43 feet), a central angle of 25(degree)18'55" (called 25(degree)22'24"), and a chord which bears North 01(degree)02'56" East , 188.45 feet to a 5/8 inch iron rod found for a point of tangency;

         North 11(degree)36'31" West (called North 11(degree)38'49" West), a distance of 50.09 feet (called 50.00 feet) to a 3/8 inch iron rod with cap set for a point of curvature of a curve to the right;

         In a northerly direction, with said curve to the right, having a radius of 370.00 feet, an arc length of 164.88 feet (called 165.12 feet), a central angle of 25(degree)31'56" (called 25(degree)34'10"), and a chord which bears North 01(degree)09'27' East, 163.52 feet to a 5/8 inch iron rod found for a point of tangency;

         North 13(degree)55'25" East (called North 13(degree)55'21" East), a distance of 33.29 feet to a 3/8 inch iron rod with cap set in the southerly cutback line of Benmar Drive (60 feet wide per Volume 225, Page 72, Harris County Map Records) for the most westerly northwest corner of the herein described tract;

THENCE, North 59(degree)10'20" East (called North 58(degree)40'25" East), along said cutback line, a distance of 14.26 feet (called 14.20 feet) to a 5/8 inch iron rod found in the southerly right-of-way line of said Benmar Drive for the most northerly northwest corner of the herein described tract, said point also being in a non tangent curve to the left whose center bears North 13(degree)18'59" East, 4,030.00 feet;

THENCE in an easterly direction, along the southerly right-of-way line of said Benmar Drive, with said curve to the left, having a radius of 4,030.00 feet, an arc length of 647.93 feet (called 648.17 feet), a central angle



Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 32 of 09(degree)12'42" (called 09(degree)12'55"), and a chord which bears South 81(degree)17'22" East, 647.23 feet to a 5/8 inch iron rod found for the point of tangency;

THENCE, South 85(degree)53'43" East (called South 85(degree)38'11" East), along the southerly right-of-way line of said Benmar Drive, a distance of 20.50 feet to a 3/8 inch iron rod with cap set in the westerly cutback line of Imperial Valley Drive for the most northerly northeast corner of the herein described tract;

THENCE, South 39(degree)49'48" East, along said cutback line, a distance of
13.37 feet (called 13.94 feet) to a 3/8 inch iron rod with cap set in the westerly right-of-way line of Imperial Valley Drive for the most easterly northeast corner of the herein described tract, said point also being in a non-tangent curve to the right whose center bears North 83(degree)50'04" West, 1,450.00 feet;

THENCE in a southerly direction along the westerly right-of-way line of Imperial Valley Drive, with said curve to the right, having a radius of 1,450.00 feet, an arc length of 191.35 feet (called 191.12 feet), a central angle of 07(degree)33'40" (called 07(degree)33'07"), and a chord which bears South 09(degree)56'46" West, 191.21 feet to a 3/8 inch iron rod with cap set for a point of tangency;

THENCE, South 13(degree)43'36" West, along the westerly right-of-way line of Imperial Valley Drive, a distance of 298.29 feet to the POINT OF BEGINNING and containing 299,477 square feet or 6.875 acres of land.




Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 33

                                  EXHIBIT "B"


                                   FLOOR PLAN


                            [Immediately to Follow]











Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 34

                                  EXHIBIT "C"


                             RULES AND REGULATIONS



         1. Sidewalks, doorways, vestibules, halls, stairways, and similar areas shall not be obstructed nor shall refuse, furniture, boxes or other items be placed therein by Tenant or its officers, agents, servants, and employees, or used for any purpose other than ingress and egress to and from the Premises, or for going from one part of the Building or Complex to another part of the Building or Complex. Tenant shall be responsible, at its sole cost, for the removal of any large boxes or crates not used in the ordinary course of business. Nothing shall be swept or thrown into the corridors, halls, elevator shafts or stairways. Canvassing, soliciting, distributing handbills, advertising and peddling in the Building and Complex are prohibited.

         2. Plumbing fixtures and appliances shall be used only for the purpose for which constructed, and no unsuitable material shall be placed therein. Any stoppage or damage to any such fixtures or appliances from misuse on the part of Tenant or Tenant's officers, agents, contractors, employees, guests and customers shall be paid by Tenant, and Landlord shall not in any case be responsible therefor.

         3. No signs, directories, posters, advertisements, or notices visible to the public shall be painted or affixed on or to any of the windows or doors, or in corridors or other parts of the Building, except in such color, size, and style, and in such places, as shall be first approved in writing by Landlord. Landlord shall have the right to remove all unapproved signs, directories, posters, advertisements or notices following reasonable prior notice to Tenant at the expense of Tenant.

         4. Tenant shall not do, or permit anything to be done in or about the Building or Complex, or bring or keep anything therein, that will in any way increase the rate of fire or other insurance on the Building, or on property kept therein or otherwise increase the possibility of fire or other casualty. No cooking, including grills or barbecues, shall be permitted within the Premises or on any patio adjoining the Premises (other than cooking through the use of a microwave oven).

         5. Landlord shall have the power to prescribe the weight and position of heavy equipment or objects which may overstress any portion of the floor. All damage done to the Building by the improper placing of such heavy items will be repaired at the sole expense of Tenant. Tenant shall notify the Building manager when safes or other heavy equipment are to be taken in or out of the Building and the moving shall be done only after written permission is obtained from Landlord on such conditions as Landlord shall require.

         6.       Corridor doors, when not in use, shall be kept closed.

         7. All movement of furniture and equipment into and out of the Building shall be scheduled through the Building manager and conducted outside of Normal Business Hours if the Building contains at least one other tenant (except as otherwise provided in Section 4 of the Lease). Any delivery after Normal Business Hours must be coordinated with the Building manager.

         8. Tenant shall cooperate with Landlord's employees in keeping the Premises neat and clean.

         9. Tenant shall not cause or permit any improper noises in the Building, or allow any unpleasant odors to emanate from the Premises, or otherwise interfere, injure or annoy in any way other tenants, or persons having business with them.


Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 35

         10. No animals or birds shall be brought into or kept in or about the Building, except those assisting the disabled.

         11. No machinery of any kind, other than ordinary office machines such as copiers, fax machines, personal computers and related mainframe equipment, electric typewriters and word processing equipment, shall be operated on the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed.

         12. Tenant shall not use or keep in the Building any flammable or explosive fluid or substance (including Christmas trees and ornaments), or any illuminating materials without the prior written approval of the Building manager.

         13. No bicycles, motorcycles or similar vehicles will be allowed in the Building.

         14. No nails, hooks, or screws (other than those necessary for hanging artwork, diplomas, posterboards, etc. on interior walls) shall be driven into or inserted in any part of the Building (including doors) except as approved by Landlord.

         15. Landlord has the right to evacuate the Building in the event of an emergency or catastrophe. Tenant shall cause its officers, partners and employees to participate in any fire safety or emergency evacuation drills scheduled by Landlord.

         16. No food and/or beverages shall be prepared, cooked or distributed from the Premises without the prior written approval of Landlord, which approval shall not be unreasonably withheld or delayed; however, Tenant shall be permitted to install refrigerators, microwave ovens, coffee machines and vending machines for the use of its own employees and guests.

         17. No additional or replacement locks shall be placed upon any doors without the prior written approval of Landlord, which approval shall not be unreasonably withheld or delayed. All necessary keys shall be furnished by Landlord, and the same shall be surrendered upon termination of this Lease and Tenant shall then give Landlord an explanation of the combination of all locks on doors or vaults. No duplicates of keys shall be made by Tenant.

         18. Tenant will not locate furnishings or cabinets adjacent to mechanical or electrical access panels or over air conditioning outlets so as to prevent operating personnel from servicing such units as routine or emergency access may require. The cost of moving such furnishings for Landlord's access will be at Tenant's expense. Tenant shall instruct all of its employees to refrain from any attempts to adjust thermostats. The lighting and air conditioning equipment of the Building will remain the exclusive charge of personnel designated by Landlord.

         19. No portion of the Building shall be used for the purpose of lodging rooms.

         20. Prior written approval, which approval shall not be unreasonably withheld or delayed, must be obtained for installation of window shades, blinds, drapes or any other window treatment or object that may be visible from the exterior of the Building or affect the heating and cooling of the Building. Landlord will control all internal lighting that may be visible from the exterior of the Building and shall have the right to change any unapproved lighting following reasonable prior notice to Tenant at Tenant's expense.

         21. No supplemental heating, air ventilation or air conditioning equipment, including space heaters and fans, shall be installed or used by Tenant without the prior written consent of Landlord.

         22. No smoking shall be permitted within the Premises or anywhere else within the Complex other than those smoking areas designated by the Building manager and such smoking areas shall





Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 36 not be designated at the entrance of the Building or at either the southwest or northwest corners of the Building.

         23.      No unattended children shall be allowed within the Complex.

         24. During other than Normal Business Hours, Building Access will be limited and be by entry card or key entry together with Landlord's registration procedures.

         25. Landlord reserves the right to rescind any of these rules and regulations and make such other and further rules and regulations as in its judgment shall from time to time be necessary or advisable for the operation of the Building or the Complex, providing that such rules and regulations are in writing and uniformly enforced against all other tenants of the Building. Such rules and regulations shall be binding upon Tenant upon delivery to Tenant of notice thereof in writing.

         26. In the event of any inconsistency between these rules and regulations and the terms of the Lease, the terms of the Lease shall control.

         27. Landlord acknowledges that at any given time Tenant will have a large number of boxes that will need to be disposed of by the janitorial service for the Building, and said disposal shall be at no additional charge to Tenant so long as the boxes are broken down and flattened by Tenant before said boxes are placed outside of the Premises.



Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 37

                                  EXHIBIT "D"

                         TENANT IMPROVEMENTS AGREEMENT


         This Tenant Improvements Agreement (the "Tenant Improvements Agreement") describes and specifies the rights and obligations of Landlord and Tenant with respect to the design, construction and payment for the completion of the Initial Improvements within the Premises.

         1. Definitions. Terms which are defined in the Lease shall have the same meaning in this Tenant Improvements Agreement. Additionally, as used in this Tenant Improvements Agreement, the following terms (when delineated with initial capital letters) shall have the respective meaning indicated for each as follows:


                  (a)      Change Costs means any increase in the Cost of the

         Work attributable to any change in the scope of the Work requested or made necessary by Tenant or its representatives, including, without limitation, (1) a direction by Tenant to add to, modify or omit any item of Work contained in the Space Plan or the Plans and Specifications, (2) any additional architectural or engineering services, (3) any changes to materials in the process of fabrication,
         (4) the cancellation or modification of supply or fabricating contracts, or (5) the removal or alteration of any Work completed or in process.

                  (b) Construction Allowance means THREE HUNDRED SEVENTY-FOUR THOUSAND SIX HUNDRED TWENTY-FIVE AND NO/100 DOLLARS ($374,625.00), which has been computed and agreed to at the rate of FIFTEEN AND NO/100 DOLLARS ($15.00) per square foot of Rentable Area within the Premises, based on 24,975 square feet. The Construction Allowance may be increased by up to an additional FIVE AND NO/100 DOLLARS ($5.00) per square foot of Rentable Area as provided in Paragraph 12 below, which amount shall be reimbursed to Landlord as provided in Paragraph 12 below.

                  (c) Construction Manager means any third party engaged by Tenant to manage or inspect the performance of the Work. The choice of Construction Manager shall be subject to the prior written approval of Landlord, such approval not to be unreasonably withheld.

                  (d) Contractor means the general contractor selected by Tenant and approved by Landlord to perform the Work. The choice of Contractor shall be subject to the prior written approval of Landlord, such approval not to be unreasonably withheld.

                  (e) Cost of the Work means the actual, out-of-pocket costs of performing the Work. The Cost of the Work shall include all permit fees, including, without limitation, any fee payable to the Texas Department of Licensing and Regulation (or any successor thereto).

                  (f) Design/Test Fit Allowance means THIRTY-THREE THOUSAND TWO HUNDRED SIXTEEN AND 75/100 DOLLARS ($33,216.75), which has been computed and agreed to at the rate of ONE AND 33/100 DOLLARS ($1.33) per square foot of Rentable Area within the Premises, based on 24,975 square feet.

                  (g) Excess Amount means the amount by which the Cost of the Work exceeds the Construction Allowance.

                  (h) Plans and Specifications means the detailed construction documents for the Initial Improvements dated ____, 1999, prepared by __________ . If no Plans and Specifications have been agreed upon by Landlord and Tenant as of the execution date of this



Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 38

         Lease, "Plans and Specifications" shall mean the Plans and Specifications described in Paragraph 2 below.

                  (i) Space Plan means the space plan dated ______________, 1999, prepared by ____________________, and showing the general configuration of the Initial Improvements. If no Space Plan has been agreed upon by Landlord and Tenant as of the execution date of this Lease, "Space Plan" shall mean the Space Plan described in Paragraph 2 below.

                  (j) Work means all materials and labor to be added to the existing improvements in the Premises, if any, in order to complete the installation of the Initial Improvements within the Premises for Tenant in accordance with the Plans and Specifications, including, without limitation, all air balancing and other mechanical adjustments to Building equipment serving the Premises. Tenant acknowledges and agrees that only Building Standard materials may be utilized in the performance of the Work unless otherwise approved by Landlord in writing. The Work shall not include the purchase and installation of any voice and data cabling, telephone or other communications equipment unless specifically included on the Plans and Specifications.

                  (k) Working Days means all days of the week other than Saturday, Sunday, and legal holidays.

         2. Approval of Design Professionals; Space Plan and Plans and Specifications. All construction and design professionals engaged by Tenant, including, without limitation, Contractor, architects, engineers and interior designers shall be subject to the prior written approval of Landlord, such approval not to be unreasonably withheld. Not later than thirty (30) days following the execution of this Lease (if not already submitted and agreed upon as described in subsection 1(h) above), Tenant shall submit to Landlord for Landlord's approval, complete plans, specifications and working drawings (the "Initial Plans and Specifications") for the Initial Improvements sufficient for obtaining all necessary permits and completion of the construction of all Initial Improvements and to permit Landlord's informed evaluation of the intended form, construction and specifications of the Initial Improvements. The Initial Plans and Specifications shall specifically include, without limitation, depictions of the proposed location of all heating, ventilation and air conditioning duct work and stacks, roof penetrations, partitions, doors, room finish schedules, wall colors, locations of electrical outlets and phone outlets and all other relevant details as to the Initial Improvements, any special electricity or other utility needs by location and general description of need, location and description of special plumbing requirements, and special architectural features. The plans and specifications for all aspects of the Initial Improvements shall be prepared by a licensed architect, engineer and/or space planner who has been approved in writing by Landlord. If Landlord has any objections to the Initial Plans and Specifications, Landlord shall within five
(5) business days after receipt thereof notify Tenant in writing of the revisions that Landlord will require before consenting to the Plans and Specifications. If Landlord's objections pertain only to a portion of the Plans and Specifications, Tenant may proceed with permitting of the balance of the Plans and Specifications. As promptly as reasonably possible thereafter, but not more than ten (10) business days after Landlord's notice, Tenant shall submit to Landlord the Initial Plans and Specifications incorporating the revisions required by Landlord. Those revisions shall be subject to Landlord's approval, such approval to be granted or denied within one (1) business day after Landlord's receipt thereof. The foregoing process shall be implemented repeatedly as necessary (but Tenant covenants to submit construction documents acceptable to Landlord not later than the date set forth above in this paragraph) until Landlord shall have approved the Initial Plans and Specifications. The Initial Plans and Specifications for the Initial Improvements, together with all revisions thereto, once approved by Landlord in accordance with this Tenant Improvements Agreement, are referred to herein as the "Plans and Specifications."


         3. Construction Schedule. Tenant's submission of the Initial Plans and Specifications shall also include a date flow chart providing a schedule (the "Construction Schedule") of the anticipated dates of completion of the various phases of construction of the Initial Improvements. The Construction Schedule




Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 39 shall be in such detail as to permit Landlord to identify the scheduled dates of completion of each material phase of construction of the Initial Improvements under the Plans and Specifications. Within ten (10) days after Landlord's receipt thereof, Landlord may require that Tenant modify the Construction Schedule to provide such additional detail as Landlord may deem necessary. All references in this Tenant Improvements Agreement to the Construction Schedule shall refer to that item in the form approved by Landlord in accordance with this Paragraph 3.

         4. Accomplishment of Improvements to the Premises. As otherwise provided below, Tenant shall construct or cause to be constructed all of the Initial Improvements in a good and workmanlike manner, in accordance with the Plans and Specifications, the Construction Schedule and all applicable federal, state and local laws, ordinances, rules and regulations, including, but not limited to, Title III of the Americans With Disabilities Act of 1990 or Tex. Civ. Stat. Ann. art. 9102 and the Texas Architectural Barrier Statute. Except as expressly provided otherwise herein, Tenant shall have complete responsibility for all aspects of the construction of the Initial Improvements and the proper and timely completion thereof in accordance with this Tenant Improvements Agreement. In any event, Tenant shall cause all of the Initial Improvements to be substantially completed on or before September 30, 1999 (the "Completion Deadline") in accordance with the Plans and Specifications, provided that Tenant's failure to do so shall not cause a delay of the Rent Commencement Date. Tenant shall assume responsibility for the satisfactory performance of all work by the Contractor, including, without limitation, (i) the completion of any such work which is prerequisite to occupancy on a schedule agreed upon with Landlord, (ii) the conformance of the workmanship of the Contractor and all subcontractors to the Plans and Specifications, (iii) all necessary cooperation and coordination by the Contractor and all subcontractors with Landlord so as to cause no interference with the business of other tenants in the Complex, if any, and (iv) for release of all liens, claims of liens, or potential claims of liens arising from any work done by the Contractor or any subcontractor engaged by the Contractor. If at any time the entry or performance by the Contractor or any subcontractors shall interfere with other tenants or violate the terms hereof, Landlord may withdraw the license granted herein to use the Contractor or such subcontractor, as the case may be, and exclude access to the Complex upon twenty-four (24) hours written notice to Tenant. Prior to commencing work, Tenant or the Contractor shall provide Landlord with a copy of the original contract(s) under which all work for the Initial Improvements will be performed. Landlord shall have the right to review and approve the original contract(s) prior to commencement of work. The Contractor and all subcontractors selected by Tenant shall provide and maintain Workmen's Compensation and public liability insurance for bodily injury and property damage in amounts and with companies and on forms satisfactory to Landlord, which policies of insurance shall name Landlord as an additional insured. Additionally, Tenant or the Contractor shall provide and maintain during the course of construction of the Initial Improvements builder's completed value risk insurance against "all risks of physical loss," including collapse and transit coverage, with deductibles not to exceed $10,000.00, in non-reporting form, covering the total value of all work performed and equipment, supplies, and materials furnished in connection with the construction of the Initial Improvements, and containing a rent loss endorsement. Certificates evidencing such insurance shall be furnished to Landlord prior to commencing work. Except to the extent the same is caused by the gross negligence or willful misconduct of Landlord, Landlord shall not be liable in any way for any injury, loss or damage which may occur to any of Tenant's decorations or installations during construction of the Initial Improvements, the same being solely at Tenant's risk. TENANT SHALL INDEMNIFY AND FOREVER HOLD HARMLESS THE LANDLORD AGAINST ANY AND ALL CLAIMS, LIABILITIES, DAMAGES OR CAUSES OF ACTION ARISING OUT OF THE PERFORMANCE OF ANY WORK BY TENANT, THE CONTRACTOR AND ALL OTHER CONTRACTORS AND SUBCONTRACTORS SELECTED BY TENANT OR THE CONTRACTOR OR FROM TENANT'S FAILURE TO COMPLY WITH THE TERMS OF THIS TENANT IMPROVEMENTS AGREEMENT. While in or upon the Premises and the Complex for the purposes of performing work hereunder, Tenant and the Contractor shall comply with all terms and provisions of the Lease, which shall govern the relationship of the parties except as expressly provided otherwise herein. Notwithstanding any other provision herein, if any construction of the Initial Improvements requires roof penetrations or penetration, drilling or cutting into the load bearing walls, exterior walls or other structural support of the Buildings, then Landlord shall have the right to designate, in Landlord's sole discretion, the contractor performing such work. Notwithstanding any other provision in the Lease to the contrary, all charges for utilities consumed by Tenant or the


Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 40

Contractors, agents or employees in connection with the construction and installation of the Initial Improvements, including electricity, water and sewer, shall be paid by Landlord.


         5. Building Permits and Certificates of Occupancy. Tenant shall obtain all permits and approvals from all appropriate governmental authorities with respect to the construction of the Initial Improvements. Tenant shall also obtain prior to the Completion Deadline, or such earlier date as the Initial Improvements may be substantially completed, a final Certificate of Occupancy permitting occupancy and use of the Premises for the uses permitted under the Lease, provided that Tenant's failure to do so shall not cause a delay of the Rent Commencement Date. Landlord shall reasonably cooperate with Tenant, at no cost to Landlord (except as expressly provided otherwise below), in connection with Tenant's efforts to obtain all necessary approvals and permits and the Certificate of Occupancy for the Premises. If any permit or Certificate of Occupancy is withheld by an applicable municipal authority by reason of the noncompliance of any portion of the Complex (other than any portion of the Complex that is within the Premises) with any applicable law, ordinance, rule or regulation, Landlord, shall, at its cost, cause such noncompliance to be corrected; provided, however, Landlord shall not in any event be obligated to make any improvement or modification to the Complex which is a prerequisite to the issuance of any permit or Certificate of Occupancy because of the nature of the improvements contemplated in the Plans and Specifications or Tenant's intended use of the Premises.

         6. Failure to Complete. If, as of the Completion Deadline, all of the Initial Improvements have not been completed in accordance with the Plans and Specifications, Landlord may, but shall not be obligated to, at Tenant's cost, proceed to perform any and all construction necessary to complete the Initial Improvements in accordance with the Plans and Specifications and as may be necessary to enable Landlord to obtain a Certificate of Occupancy for the Premises. Landlord may offset against the Leasehold Improvement Allowance any costs incurred by Landlord pursuant to this Paragraph 6. To the extent any costs incurred by Landlord pursuant to this Paragraph 6 exceed the Leasehold Improvement Allowance that would otherwise be payable to Tenant, such costs shall be payable by Tenant to Landlord as additional Rent under the Lease promptly upon being invoiced therefor.

         7. Construction Inspections. During all phases of the construction of the Initial Improvements, Landlord shall be entitled to inspect and monitor the construction of the Initial Improvements in order to ensure Tenant's performance thereof in accordance with the Plans and Specifications and the Construction Schedule. Tenant shall provide Landlord with access to the Premises for such purposes and shall cause Tenant's agents and contractors to consult and cooperate with Landlord in such manner and upon such frequency as Landlord may reasonably request. Notwithstanding the foregoing, Landlords's inspections shall not imply that the Plans and Specifications comply with applicable federal, state and local statutes, codes, ordinances and other regulations and shall not impose any liability on Landlord or relieve Tenant from any obligations hereunder.

         8. Approval of Plans and Specifications. Except as otherwise provided herein, with respect to any and all provisions in this Tenant Improvements Agreement which provide for or require Landlord's consent or approval, Landlord shall not unreasonably withhold such approval; provided, however, among the factors that Landlord may consider in determining whether to grant or withhold its consent under this Tenant Improvements Agreement are, without limitation, Landlord's judgment, in its sole and absolute discretion, as to the effect that the requested plans and specifications or modifications or additions thereto, any proposed contractor or subcontractor, or other matter with respect to which Landlord's consent is requested would have on (i) the structural integrity of the Building or the Premises, (ii) the aesthetic appearance of the Building or the Premises, (iii) the safety of persons and property within the Complex, (iv) the compliance of the Complex and the Premises with applicable laws, ordinances, rules and regulations, and (v) such other factors as Landlord may reasonably deem pertinent. To the extent any approval of consent requested of Landlord is not given by Landlord as evidenced by written notice from Landlord to Tenant within ten (10) days after Landlord's receipt of such request, such approval or consent shall be deemed to be denied by Landlord.


Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 41

         9. Compliance with Applicable Laws. Tenant acknowledges that Landlord's approval of the Plans and Specifications does not imply that the Plans and Specifications comply with, and Landlord has no responsibility for compliance of the Plans and Specifications with applicable federal, state and local statutes, codes, ordinances and other regulations.

         10. Reimbursement of Construction Allowance; Payment of Excess Amount. Initially, Tenant shall pay for, or the Contractor shall incur on behalf of Tenant, all costs and expenses necessary to complete the Initial Improvements, including the costs of labor, materials, preparation of all plans and specifications, and management and overhead expenses. However, subject to the conditions set forth below, Landlord will reimburse Tenant, by making payment directly to the Contractor, for certain of the costs and expenses incurred in constructing the Initial Improvements in an amount up to but not exceeding the Construction Allowance. Landlord's reimbursement to Tenant shall be on a periodic basis as set forth below:

                  (a) Tenant may submit or cause the Contractor to submit applications for progress payments (each, an "Application for Payment"), substantially in the form of the standard AIA G702 Application and Certificate for Payment or in such other form as Landlord may reasonably require, no more often than monthly, on or before the fifth (5th) day of each month during the construction of the Initial Improvements. Each Application for Payment shall be for the aggregate out-of-pocket cost of the Initial Improvements constructed during the preceding month less ten percent (10%) retainage until final payment as set forth below. The costs and expenses for which reimbursement is requested shall be segregated and detailed within a schedule attached to each Application for Payment in a manner satisfactory to Landlord.

                  (b) Each Application for Payment shall be certified by Tenant, the Contractor and, if applicable, Tenant's Architect as to the matters contained therein.

                  (c) Concurrent with each Application for Payment, Tenant or the Contractor shall furnish the following to Landlord: (a) partial waivers of liens (and full waivers of liens with the final Application for Payment) in a form acceptable to Landlord from all contractors and subcontractors performing the work (under contracts with a cost in excess of $1,000) with respect to which the Application for Payment is submitted such waiver to be for work completed through the date of the immediately preceding Application for Payment (except for the final application for payment, which shall be for all work), and (b) copies of all invoices and other documentation supporting all amounts for which reimbursement is requested in the Application for Payment, as referred to in the schedule of costs and expenses attached thereto.

                  (d) Any payment due to the Contractor hereunder shall be reduced by an amount of up to 150% of the amount of any mechanics' or materialmen's lien or lien claim arising from or related to the construction of the Initial Improvements, until such lien or lien claim is removed of record and/or bonded.

                  (e) Within fifteen (15) days after Tenant's submission of an Application for Payment to Landlord as required herein, Landlord shall make payment to the Contractor of the amount requested therein; provided, however, Landlord shall be entitled to make such exceptions as Landlord may reasonably deem appropriate with respect to those items set forth in the Application for Payment which are incomplete, insufficiently described or not supported by partial lien waivers (and full lien waivers with the final Application for Payment) supporting invoices or other documentation as required above. If Landlord makes any exceptions to an Application for Payment, Landlord shall provide Tenant and the Contractor with a written explanation of the same.

                  (f) Notwithstanding any provision contained herein to the contrary, Landlord shall not be obligated to make any payment to the Contractor hereunder if any one or more of the following conditions exist: (i) Tenant is in default in the performance of any of its obligations under this Tenant Improvements Agreement or an Event of Default exists under the Lease (but if and when such default is cured, Landlord shall make such payment to Contractor); or (ii) any part of such payment is attributable to work which is defective or not performed in accordance with the Plans and Specifications; provided, however, that such payment shall be made as to the part thereof attributable to work which is performed in accordance with the





Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 42

Plans and Specifications and is not defective, and if and when the defective work is corrected, payment shall be made therefor.

                  (g) Landlord shall not be obligated to make any payment under the final Application for Payment until the last to occur of (i) Landlord's receipt from Tenant of a final Certificate of Occupancy issued by the City of Houston or other municipal or governmental agency authorized to issue a Certificate of Occupancy for the Premises, (ii) Landlord's receipt of invoices or other evidence reasonably satisfactory to it confirming the amount expended or incurred by Tenant for the Initial Improvements, (iii) Landlord's approval of the Initial Improvements as having been substantially completed (excepting only usual punch-list items) substantially in accordance with the Plans and Specifications, which approval shall not be unreasonably withheld,
(iv) Landlord's receipt of a final lien waiver in a form acceptable to Landlord covering the release of all mechanics' and materialmen's liens arising from, or potential mechanic's and materialmen's liens that could arise from, the construction of the Initial Improvements, (v) an affidavit from Tenant and the Contractor that such final lien waiver includes and covers all materials and services for which a lien could be filed, provided that Tenant may, if any subcontractor or supplier refuses to furnish a release in full, furnish a surety bond satisfactory to Landlord to indemnify Landlord, its successors and assigns, against any mechanics' or materialmen's lien, (vi) Landlord's receipt of final as-built plans and specifications certified by Tenant's architect or engineer as accurately depicting the Premises with the completed Initial Improvements, and (vii) the date that is thirty (30) days after the date on which the Initial Improvements have been substantially completed. In no event shall any allowance or reimbursement from Landlord exceed the Construction Allowance.

                  (h) The Construction Allowance may not be used for any purpose other than for payment of the Cost of the Work, except as provided in Paragraph 13 below. No portion of the Construction Allowance may be applied against Rent.

                  (i) The Excess Amount, if any, shall be paid by Tenant. Tenant shall, prior to the commencement of the Work, provide Landlord with an estimate, prepared by the Contractor, of the Excess Amount, and if Tenant's estimate of the Excess Amount should change from time to time, Tenant shall advise Landlord of same in writing.

                  (j) Notwithstanding anything herein to the contrary, Landlord's obligation to fund the Construction Allowance shall terminate and be of no further force or effect with respect to any Application for Payment not received by Landlord, and with respect to any Work not substantially completed, on or before December 31, 1999. The cost of any Work not completed on or before December 31, 1999 or for which an Application for Payment is not received by Landlord on or before December 31, 1999 shall be borne by Tenant without any right of reimbursement from Landlord.

         11. Design Allowance. Upon written request from Tenant, Landlord shall reimburse to Tenant the lesser of the Design Allowance or Tenant's cost of preparing the Plans and Specifications, such cost to be evidenced by supporting invoices, paid receipts and final lien waivers submitted to Landlord. The Design Allowance may not be used for any purpose other than for reimbursement towards Tenant's cost of the Plans and Specifications. No portion of the Design Allowance may be applied against Rent. Notwithstanding anything herein to the contrary, Landlord's obligation to fund the Design Allowance shall terminate and be of no further force or effect with respect to any written request for payment (and supporting invoices, paid receipts and final lien waivers) not received by Landlord, or with respect to the Plans and Specifications, not substantially completed, on or before December 31, 1999. The cost of any Plans and Specifications not completed on or before December 31, 1999 or for which a request for payment (and supporting invoices, paid receipts and final lien waivers) is not received by Landlord on or before December 31, 1999 shall be borne by Tenant without any right of reimbursement from Landlord.

         12. Additional Construction Allowance; Amortized over Initial Lease Term. At Tenant's option, to be exercised by delivery of written notice to Landlord within ninety (90) days after the execution of the Lease, the Construction Allowance may be increased by up to an additional FIVE AND NO/100 DOLLARS




Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 43

($5.00) per square foot of Rentable Area. If Tenants elects to increase the Construction Allowance as provided above, then, notwithstanding anything in the Lease or in this Tenant Improvements Agreement to the contrary, any sums in excess of ONE HUNDRED TWENTY-FOUR THOUSAND EIGHT HUNDRED SEVENTY-FIVE AND NO/100 DOLLARS ($124,875.00) that are funded by Landlord (the "Reimbursable Portion of the Construction Allowance") shall accrue interest and shall be reimbursed to Landlord as follows:

         Commencing with the next monthly payment of Base Rental due under the Lease after Landlord's funding of the Reimbursable Portion of the Construction Allowance or any portion thereof, Tenant shall pay to Landlord, as additional Rent under the Lease, an amount necessary to fully amortize said Reimbursable Portion of the Construction Allowance (plus interest thereon at the rate of 10% per annum accrued from the date of advance of the same to Tenant) in equal monthly payments, at ten percent (10.0%) interest per annum, over the remaining initial Lease Term (but not any Renewal Term), and Tenant shall pay a like amount to Landlord along with each subsequent monthly payment of Base Rental during the remaining initial Lease Term. If the Reimbursable Portion of the Construction Allowance is funded by Landlord in more than one payment, the amount of the equal, monthly payments necessary to fully amortize the Reimbursable Portion of the Construction Allowance shall increase from time to time as necessary to fully amortize the Reimbursable Portion of the Construction Allowance over the then-remaining initial Lease Term.

         Notwithstanding anything herein to the contrary, Landlord's obligation to fund the Reimbursable Portion of the Construction Allowance shall terminate and be of no further force or effect if a written request therefor is not received by Landlord within thirty (30) days after the Commencement Date of the Lease.

         13. Moving Allowance. Provided that the Initial Improvements have been substantially completed in accordance with this Tenant Improvements Agreement and Tenant has occupied the Premises and all Work has been paid for, and provided that no Event of Default shall then exist under this Lease, to the extent there remain excess funds available under the Construction Allowance, Landlord shall pay to Tenant, upon Tenant's written request, a moving allowance (the "Moving Allowance") in an amount equal to the actual relocation costs incurred by Tenant in moving from Tenant's current location to the Building. The Moving Allowance shall be paid within thirty (30) days following the later of (i) the date upon which Tenant actually commences the conduct of its business in the Premises, and (ii) the date on which all supporting invoices have been submitted to Landlord. All requests for the Moving Allowance must be supported by invoices and paid receipts or other evidence of relocation cost reasonably satisfactory to Landlord. As used herein, the term "relocation costs" shall mean sums paid for professional movers, printing of new stationery and business cards, cabling and phone installation costs, and such other reasonably related costs and expenses as shall be approved by Landlord. Notwithstanding anything herein to the contrary, Landlord's obligation to fund the Moving Allowance shall terminate and be of no further force or effect with respect to any written request for payment (and supporting invoices) not received by Landlord on or before December 31, 1999. Any relocation costs for which a request for payment (and supporting invoices) is not received by Landlord on or before the Completion Deadline shall be borne by Tenant without any right of reimbursement from Landlord. In no event shall Landlord be obligated to pay the Moving Allowance or any portion thereof beyond the amount of funds available, if any, in the Construction Allowance.

         14. Default. The amounts payable by Tenant to Landlord hereunder shall constitute Rent, and Tenant's failure to make any such payment when due, and any other failure to perform its obligations hereunder, shall constitute an Event of Default under the Lease, entitling Landlord, subject to any applicable notice and/or grace periods provided in the Lease, to exercise any or all of its remedies under the Lease or this Tenant Improvements Agreement. Nothing contained in the previous sentence shall be construed to extend the Rent Commencement Date, the Completion Deadline or any other date specified in this Tenant Improvements Agreement or the Lease; provided, however, if Tenant is unable to perform the applicable




Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 44 obligations of Tenant due solely to a default by Landlord of its obligations under the Lease, then the applicable date shall be extended by the number of days which are attributable to such default by Landlord.

         15. Change Orders. All changes and modifications in the Work from that contemplated in the Plans and Specifications, whether or not such change or modification gives rise to a Change Cost, must be evidenced by a written Change Order executed by both Landlord and Tenant. In that regard, Tenant shall submit to Landlord such information as Landlord shall require with respect to any Change Order requested by Tenant. After receipt of a requested Change Order, together with such information as Landlord shall require with respect thereto, Landlord shall return to Tenant either Landlord's written approval thereof, or a statement disapproving such requested Change Order and stating the reasons for disapproval.

         16. Notices. All notices required or contemplated hereunder shall be given to the parties in the manner specified for giving notices under the Lease.

         17. Building Condition. Except as expressly set forth below and elsewhere within the Lease with respect to repairs which are the obligation of Landlord, Tenant accepts the Premises in its existing condition, with no repairs, construction, conditioning or modification of the Premises being required of Landlord other than those items ("Landlord's Work") described on Exhibit D-1 attached hereto and made part hereof for all purposes. Landlord hereby covenants and agrees to complete Landlord's Work by the respective dates set forth on Exhibit D-1. If a delay in the completion of Landlord's Work beyond the applicable deadline(s) set forth in Exhibit D-1 results in a delay in Tenant's ability to commence its Work, then for each day Landlord delays in completing the Landlord's Work beyond the applicable deadline(s) set forth in Exhibit D-1, the Completion Deadline shall be extended one day. Landlord covenants and agrees that the Landlord's Work shall be completed in a good and workmanlike fashion substantially in accordance with the plans and specifications therefor which are described on Exhibit D-1 attached hereto. Notwithstanding the foregoing, Tenant acknowledges and agrees that the portion of the Landlord's Work with respect to renovation of the main lobby of the Building will not be complete on or prior to October 1, 1999 and that Tenant shall have no remedy as a consequence thereof.


Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 45

                                 EXHIBIT "D-1"


                                LANDLORD'S WORK


                            [Immediately to Follow]





Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 46

                                  EXHIBIT "E"


                                    PARKING

         This Exhibit "E" ("Parking Exhibit") describes and specifies Tenant's nonexclusive right to use up to (i) one (1) parking space for each 255.5 square feet of Rentable Area from time to time within the Premises (the "Spaces") located within the Parking Areas, of which fifteen (15) Spaces shall be reserved canopy Spaces ("Reserved Spaces") at the location outlined in Exhibit "E-1" attached hereto.

         1. Definitions. The terms which are defined in the Lease shall have the same meaning in this Parking Exhibit.

         2. Grant and Rental Fee. Provided no Event of Default has occurred and is continuing under the Lease, Tenant shall be permitted the nonexclusive use of the Spaces during the Lease Term at a monthly rate of $25.00 per Reserved Space (together with any applicable tax thereon) and subject to such terms, conditions, and regulations as are, from time to time, promulgated by Landlord.

         3. Unavailability of Spaces. If all or a portion of the Spaces become unavailable to Tenant due to casualty damage, flooding, condemnation or repairs, Landlord shall use reasonable efforts to provide Tenant with reasonably satisfactory alternative parking arrangements until the use of such Spaces is restored. Notwithstanding anything contained herein to the contrary, Tenant shall have no right to terminate this Lease by reason of such loss of available parking.

         4. Risk. All motor vehicles (including all contents thereof) shall be parked in the Spaces at the sole risk of Tenant, its employees, agents, invitees and licensees, it being expressly agreed and understood that Landlord has no duty to insure any of such motor vehicles (including the contents thereof), and that Landlord is not responsible for the protection and security of such vehicles. LANDLORD SHALL HAVE NO LIABILITY WHATSOEVER FOR ANY PROPERTY DAMAGE AND/OR PERSONAL INJURY WHICH MIGHT OCCUR IN THE PARKING AREAS OR ON THE SURFACE PARKING AREAS ON THE PROPERTY OR AS A RESULT OF OR IN CONNECTION WITH THE PARKING OF MOTOR VEHICLES IN ANY OF THE SPACES. THE INDEMNITY PROVISIONS OF SECTION 22 OF THE LEASE SHALL APPLY TO THIS PARKING EXHIBIT.

         5. Rules and Regulations. In its use of the Spaces, Tenant shall follow the following rules and regulations for the Parking Areas, as the same may be amended or supplemented from time to time in accordance with the terms of Exhibit "C".


                  (a) Cars must be parked entirely within the stall lines painted on the floor;

                  (b)      All directional signs and arrows must be observed;

                  (c)      The speed limit shall be five (5) miles per hour;

                  (d) Parking is prohibited in areas not striped for parking, aisles, areas where "no parking" signs are posted, in cross hatched areas and in such other areas as may be designated by Landlord or Landlord's agent(s) including, but not limited to, areas designated as "Visitor Parking" or reserved spaces not rented under this Exhibit;

                  (e) Every parker is required to park and lock his own car;

                  (f) Spaces which are designated for small, intermediate or full-sized cars shall be so used. No intermediate or full-size cars shall be parked in parking spaces limited to compact cars; and



Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 47

                  (g) No vehicle may be stored in the Parking Areas. Any vehicle remaining in the Parking Areas uninterruptedly for five (5) business days is deemed to have been stored in the Parking Areas.

         6. Default. Upon the occurrence of an Event of Default by Tenant under the Lease, Landlord shall be entitled to terminate Tenant's right to utilize the Spaces.

         7. Access. Landlord shall be entitled to utilize whatever access device Landlord deems necessary (including but not limited to the issuance of parking stickers or access cards), to assure that only authorized persons are using the Parking Areas.

         8. Parking. Except for the Reserved Spaces, the Parking Areas of the Complex are provided for the nonexclusive and common use of Landlord, all tenants of the Building, and their respective guests and invitees. Utilization of the Parking Areas (other than the Reserved Spaces) is subject to availability. Tenant, its employees, customers and invitees have no right to park in the parking areas that may be reserved for other Tenants. If any person shall wrongfully park in any of the Parking Areas or the parking areas of other tenants, Landlord shall be entitled and is hereby authorized to place a wheel lock or other device restricting mobility upon such vehicle or have any such vehicle towed away, at the sole risk and expense of the vehicle owner.

         9. Parking for Data Boxes. In addition to the Reserved Spaces, Tenant shall have a reserved parking space of approximately 9 ft. by 18 ft., as outlined on Exhibit "E-1" attached hereto, for use by Tenant in loading and unloading of data boxes and equipment. Such space shall not be utilized for such purpose for a continuous period of more than two hours at any given time.



Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 48

                                 EXHIBIT "E-1"


                                PARKING DIAGRAM


                            [Immediately to Follow]








Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 49

                                  EXHIBIT "F"

                           CONFIDENTIALITY AGREEMENT


         CONFIDENTIALITY AGREEMENT, dated as of _____________, by _____________,

a ________________ ("Tenant"), and _______________________________ ("Auditor").


                               WITNESSETH  THAT:

         WHEREAS, in connection with that certain Lease (the "Lease") dated _________________, between _________________ ("Landlord") and Tenant, Tenant has
the right to hire an independent accounting firm to audit Landlord's books and records pertaining to Basic Operating Costs (defined in the Lease); and

         WHEREAS, it is expected that in connection with such audit, Tenant and Auditor will receive or have access to Confidential Information (defined below); and

         WHEREAS, as a condition of Tenant's audit right, Landlord requires that Tenant and Auditor keep confidential the Confidential Information.

         NOW, THEREFORE, in consideration of and as a condition of Tenant's audit right and in consideration of payment by Tenant for Auditor's services for performing the audit, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, Auditor and Tenant agree as follows:

         1. Auditor and Tenant acknowledge that information which Auditor and Tenant may receive in connection with such audit is nonpublic, confidential or proprietary relating to Landlord, its business operations and the Complex, and that Landlord may be irreparably damaged if Auditor and Tenant's confidential knowledge of this material were disclosed to or utilized on behalf of any other person (including Auditor and Tenant), firm, corporation or any other tenant of the Complex. Auditor and Tenant agree that any information given to Auditor or Tenant by Landlord during the course of such audit is, and shall remain property owned by Landlord, and neither Auditor nor Tenant shall have any right in or to such information other than to use the information for the purposes set forth in the Lease.

         2. Auditor and Tenant agree to keep confidential and agree to cause their employees, associates, agents and advisors to keep confidential any information belonging to Landlord or its affiliates and any information not generally known to the public about the business and affairs of Landlord, including, without limitation, (a) all books, manuals, records, memoranda, projections, business plans, tenant lists, cost information, contractual relationships and (b) other information, whether computerized, written or oral, relating specifically or generally to operating costs, the Complex and business operations of Landlord (the "Confidential Information").

         3. Auditor and Tenant each hereby represent and warrant that its internal policies, procedures and practices are adequate to safeguard against any breach of this Agreement by it or its employees, associates, agents and advisors and Auditor and Tenant each agree to maintain such internal policies, procedures and practices as are necessary to adequately safeguard against a breach of this Agreement.

         4. "To Keep Confidential", as used herein, means that the information or document, including the content, substance or effect of such information or document, (a) shall not be disclosed, discovered or distributed by Auditor or Tenant to any other person, firm, organization or entity, including any associate, agent, advisor or affiliate of Auditor or Tenant and any other tenant of the Complex, (b) shall not be utilized by either Auditor or Tenant for any purpose other than as described in the Lease.





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



         5. Notwithstanding anything to the contrary herein, if Auditor or Tenant is required in legal, arbitration, governmental or regulatory proceedings, Auditor or Tenant may disclose only that portion of the Confidential Information which its counsel advises in writing that it is legally compelled to disclose and will exercise its good faith efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

         6. Auditor and Tenant acknowledge that the subject matter of this Agreement is unique and that an adequate remedy at law would not be available for breach of the obligations specified herein. Accordingly, in the event of a breach or threatened breach by Auditor or Tenant of the provisions of this Agreement, Landlord shall, in addition to any other rights and remedies available to it, at law or in equity, Landlord shall be entitled to injunctive relief by a court or agency of competent jurisdiction enjoining and restraining the violating party from committing or continuing any violation of this Agreement.

         7. Any waiver by Landlord of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same of any other provision hereof.

         8. In case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; and this Agreement shall, to the fullest extent possible, be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent possible.

         9. This Agreement shall be binding upon Tenant and Auditor and their successors and assigns.

         10. This Agreement may be amended or modified in whole or in part, only by an instrument in writing signed by Landlord, Tenant and Auditor.

         11. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Texas, without regard to conflicts of law principles. Venue for any action arising herefrom shall be in Harris County, Texas, and the parties hereto submit themselves to the jurisdiction of the state and federal courts of Harris County, Texas.

         IN WITNESS WHEREOF, Tenant and Auditor have duly executed this Agreement as of the date first above written.



                                            TENANT:

                                            -----------------------------------
                                            a
                                              ---------------------------------

                                            By:
                                                 ------------------------------

                                            Name:
                                                  -----------------------------

                                            Title:
                                                   ----------------------------

                                            Date:
                                                   ----------------------------





Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 51

                                            AUDITOR:


                                            -----------------------------------
                                            a
                                              ---------------------------------

                                            By:
                                                 ------------------------------

                                            Name:
                                                  -----------------------------

                                            Title:
                                                   ----------------------------

                                            Date:
                                                   ----------------------------






Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 52

                                  EXHIBIT "G"

                  RIGHT OF FIRST REFUSAL / PREFERENTIAL RIGHT


         A. Right of First Refusal. If and on each occasion, commencing on the date that is nine (9) months after the Rent Commencement Date and thereafter during the remaining Lease Term, Landlord shall receive an offer which Landlord is willing to accept (the "Offer") to lease vacant space within the area of the Building outlined on Exhibit "G-1" attached hereto (the "Refusal Space") and provided that this Lease is in full force and effect and there is no uncured Event of Default under this Lease, Tenant shall have a right of first refusal (the "Right of First Refusal") to lease all (but not part of) the Refusal Space that is the subject of the Offer (the "Subject Space") upon the same terms and conditions contained in the Offer; provided, however, the lease term for the Subject Space shall be the same as the remaining Lease Term of this Lease, and if the remaining Lease Term is shorter than the lease term stated in the Offer, all allowances, concessions or other costs to be paid by Landlord shall be proportionately reduced or the rental rate in the Offer shall be adjusted upward by Landlord in accordance with its standard pricing procedures (which shall provide for the recovery on a level basis through the remaining Lease Term of all Landlord allowances or costs at ten percent (10%) interest) to take into account the shorter period within which Landlord may recover any allowances, concessions or other costs to be paid by Landlord as set forth in the Offer. If the lease term stated in the Offer is for a period less than Tenant's remaining Lease Term, then all allowances, concessions or other costs to be paid by Landlord shall be proportionately increased or the rental rate in the Offer shall be adjusted downward by Landlord in accordance with its standard pricing procedures (which shall provide for the recovery on a level basis through the remaining Lease Term of all Landlord allowances or costs at ten percent (10%) interest) to take into account the longer period within which Landlord may recover any allowances, concessions or other costs to be paid by Landlord as set forth in the Offer. If Tenant elects to lease the Subject Space, Tenant shall notify Landlord in writing within five (5) business days after Tenant receives written notice of the Offer (including a statement of the material terms and conditions thereof), and then Tenant will work with Landlord on a good faith basis to promptly execute an amendment to the Lease adding the Subject Space to the Lease, on the terms provided in the Offer but subject to the exceptions herein stated, within then (10) business days of Tenant submitting such notice. In that event:


                  (1) Tenant's Actual Share of Operating Costs shall be increased proportionately.

                  (2) Tenant shall be granted up to one (1) parking space for each two hundred and fifty-five (255) square feet of Net Rentable Area added to the Premises pursuant to the Right of First Refusal.

                  (3) Tenant's obligation to pay Base Rent for the Subject Space shall commence on the earlier of (a) the date that Tenant occupies the Subject Space and begins conducting business therefrom, and (b) the date which is ninety (90) days after an amendment to the Lease is executed.


If, within five (5) business days after Tenant receives written notice of the Offer (including a statement of the material terms and conditions thereof), Tenant does not notify Landlord in writing that Tenant elects to lease the Subject Space, then Landlord shall have one hundred twenty (120) days to enter into a lease with the prospective tenant who made the Offer on substantially the same terms and conditions contained therein. If Landlord has not entered into a lease with said prospective tenant as of the expiration of said one hundred twenty (120) day period, the Right of First Refusal shall again be applicable to the Subject Space. In addition, if the Subject Space is less than all of the Refusal Space, Tenant's failure to exercise the Right of First Refusal with respect to the Subject Space shall not prejudice its Right of First Refusal with respect to the remainder of the Refusal Space. Additionally, should the Subject Space or any part thereof again become available during the Lease Term after same has been leased to a third party tenant, then the Right of First Refusal shall survive with respect to a subsequent Offer made for such space. Except as provided above in this paragraph, the failure of Tenant to exercise the Right of First Refusal within the time period


Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 53 set forth herein shall constitute a waiver and termination of the Right of First Refusal with respect to the particular Offer (meaning the proposed lease and any rights of extension or renewal contained therein or later added). This Right of First Refusal is personal to Tenant and is not assignable to any third parties, including but not limited to any assignee or sublessee of Tenant. This Right of First Refusal shall not be effective until the date which is nine (9) months after the Rent Commencement Date, and any Offer that Landlord may receive prior to such date shall not be subject to the terms hereof.


         B. Preferential Right. Provided that no Event of Default by Tenant has occurred and is continuing under the Lease, Tenant, at all times during the Lease Term and any renewal thereof (except as provided below), shall have the right to lease any space that Landlord makes available in the Building on a direct lease basis (by virtue of a current tenant moving out, terminating its lease or space that has not been previously leased or committed and that Landlord has chosen to make available for tenant leasing) (the "Preferential Right") on the following terms and conditions.

                  (1) Tenant may from time to time deliver to Landlord a written request to lease particular space within the Building (a "Tenant Inquiry"), and if Landlord has made said space available for lease and is not then negotiating with another potential tenant for said space, then Landlord will advise Tenant in writing of same and will include in such notice the subject floor, date that it will be available for occupancy, rentable square footage, demising lines, existing floor plan (if built-out) and all other relevant physical information along with the Landlord's determination of Market Rental Rate (as defined in the Renewal Option attached to the Lease as Exhibit "H") (a "Lease Proposal"). Tenant shall have ten (10) business days after Landlord's submission to Tenant of a Lease Proposal to advise Landlord in writing of its desire to lease any such space, and if Tenant expresses a desire to lease such space then Tenant will work with Landlord on a good faith basis to promptly execute an amendment to the Lease adding any such space, on the terms proposed by Landlord (subject to the provisions of paragraph (2) below), within then (10) business days of Tenant submitting such notice.

                  (2) All space that may be leased by Tenant pursuant to the Preferential Right will be leased for the remaining Lease Term and on the same terms and conditions as the Lease, except that:

                                    (a)      Base Rental and any concessions,
                  allowances or other costs to be paid by Landlord for the additional space shall be at the then prevailing Market Rental Rate for the remaining Lease Term (with due consideration given to the current built-out state, if any, of the additional space and the length of the remaining Lease
                  Term), unless Tenant exercises such option within the initial twelve (12) months of the Lease Term, in which case Base Rental and any concessions, allowances or other costs to be paid by Landlord for the additional space shall be upon the same terms and conditions as set forth in the Lease. Notwithstanding the foregoing, if such space has been previously built-out, then such space will be provided on an "AS IS" basis in vacuumed, broom-cleaned condition, with all of the prior tenant's personal property removed therefrom, and with no further finish-out obligations on the part of Landlord except for any leasehold improvements that may be needed per the Market Rental Rate definition submitted by Landlord as part of the Lease Proposal to clean and refurbish said space (i.e., recarpeting, repainting, etc.).

                                    (c)      Tenant's Actual Share of Operating
                  Costs shall be increased proportionately.

                                    (d)      Tenant shall be granted up to one
                  (1) parking space for each two hundred and fifty-five (255) square feet of Net Rentable Area added to the Premises pursuant to the Preferential Right.



Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 54

                                    (e)      Tenant's obligation to pay Base
                  Rent for any space leased pursuant to the Preferential Right shall commence on the earlier of (a) the date that Tenant occupies the additional space and begins conducting business therefrom, and (b) the date which is ninety (90) days after an amendment to the Lease is executed.

                  (3) Notwithstanding anything herein to the contrary, the Preferential Right shall cease and be of no further force or effect during the final three (3) years of the Lease Term and, if applicable, during the final three (3) years of the First Renewal Term and the Second Renewal Term, respectively (as defined in Exhibit "H" to this Lease), unless (i) with respect to the final three (3) years of the initial Lease Term, Tenant has exercised its Option to renew (as defined in Exhibit "H" to this Lease) for the First Renewal Term, and
         (ii) with respect to the final three (3) years of the First Renewal Term, Tenant has exercised its Option to renew for the Second Renewal Term.

                  (4) The Preferential Right to lease is personal to Tenant and is not assignable to any third parties, including, but not limited to, any assignee or sublessee of Tenant.


Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 55

                                 EXHIBIT "G-1"


                                 REFUSAL SPACE


                            [Immediately to Follow]





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



                                  EXHIBIT "H"


                                 RENEWAL OPTION


         Provided that, at the time of Tenant's exercise of the Option (defined below) and upon the commencement of the First Renewal Term (defined below), this Lease is in full force and effect and there is no Event of Default under this Lease, Tenant shall have the option ("Option") to renew this Lease for up to one hundred twenty (120) additional months, as follows:

         Tenant may, by notifying Landlord of its election in writing not less than two hundred seventy (270) days prior to the end of the Lease Term, renew this Lease for an additional term ("First Renewal Term") beginning on the date next following the expiration date of the Lease Term and continuing, at Tenant's option, either (a) for sixty (60) months thereafter or (b) for one hundred twenty (120) months thereafter. Such renewal shall include the Premises, as well as any other space within the Building then being leased by Tenant as of the date of exercise of the Option. The renewal of this Lease will be upon the same terms, covenants, and conditions applicable during the Lease Term, as provided in the Lease, except that (a) the Base Rental payable during the First Renewal Term shall be an amount equal to the existing "Market Rental Rate" (as defined below) as of the date on which the First Renewal Term commences, (b) the defined term "Lease Term" shall be deemed to include the "First Renewal Term", (c) no concessions applicable during the initial Lease Term (such as construction allowances, moving allowances or free rent) shall be applicable during the First Renewal Term, and (d) Tenant shall possess no further renewal options (other than as provided below).

         If, and only if, the First Renewal Term is for five (5) years (rather than for ten (10) years), then Tenant may, by notifying Landlord of its election in writing not less than two hundred seventy (270) days prior to the end of the First Renewal Term, renew this Lease for an additional term ("Second Renewal Term") beginning on the date next following the expiration date of the Lease Term and continuing for sixty (60) months thereafter. Such renewal shall include the Premises, as well as any other space within the Building then being leased by Tenant as of the date of exercise of the Option. The renewal of this Lease will be upon the same terms, covenants, and conditions applicable during the Lease Term and the First Renewal Term, as provided in the Lease, except that (a) the Base Rental payable during the Second Renewal Term shall be an amount equal to the existing "Market Rental Rate" (as defined below) as of the date on which the Second Renewal Term commences, (b) the defined term "Lease Term" shall be deemed to include the "Second Renewal Term", (c) no concessions applicable during the initial Lease Term or during the First Renewal Term (such as construction allowances, moving allowances or free rent) shall be applicable during the Second Renewal Term, and (d) Tenant shall possess no further renewal options.

         "Market Rental Rate" shall mean the rental rate charged for space of comparable, office buildings in the Market Area during the previous six (6) months with tenants of a size and having a financial condition comparable to that of Tenant, taking into consideration the following:

         1.       location, quality and age of the building;

         2.       use and size of the space in question;

         3.       location and/or floor level within the building;

         4. extent of leasehold improvement allowance (considering existing improvements);

         5. abatement (including with respect to base rental operating expenses and ad valorem/real estate taxes, and parking charges);




Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 57

          6.       parking charges or inclusion of same in rental;

          7.       lease takeovers/assumptions;

          8.       club memberships;

          9.       relocation allowances;

         10.      refurbishment and repainting allowances;

         11.      any and all other concessions or inducements;

         12.      extent of services provided or to be provided;

         13.      distinction between "gross" and "net" lease;

         14. base year or dollar amount for escalation purposes (both operating costs and ad valorem/real estate taxes);

         15. any other adjustments (including by way of indexes) to base rental;

         16.      credit standing and financial stature of the tenant;

         17.      term or length of lease;

         18. any other relevant term or condition in making such "fair market value" rental rate determination.

         In each and every instance under the terms of this Lease in which the Market Rental Rate is used to determine the rental rate charged by Landlord to Tenant, that determination shall also provide for all other relevant economic factors listed above (unless this Lease specifically provides otherwise). By way of example, but not limitation, the Market Rental Rate assessment shall determine not only the rental rate, but also the amount of rent, the amount of direct tenant concessions, such as lease takeovers, club memberships, or cash payments, and any and all other relevant economic factors.

         Within thirty (30) days after receipt of Tenant's renewal notice (and any required supporting information), Landlord shall notify Tenant in writing of the Market Rental Rate. Within thirty (30) days thereafter, Tenant shall notify Landlord that Tenant either (a) accepts Landlord's renewal terms, in which event the parties shall promptly enter into an amendment to this Lease incorporating such terms, or (b) reject Landlord's renewal terms, in which event the determination of the Market Rental Rate shall be decided by arbitration in accordance with the procedures attached hereto as Exhibit "H-1".

         The failure of Tenant to exercise the Option within the time period set forth herein shall constitute a waiver and termination of such Option. This Option is personal to Tenant and is not assignable to any third parties, including but not limited to any assignee or sublessee of Tenant.



Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 58

                                 EXHIBIT "H-1"

                                  Arbitration

       In the event of a dispute as to Market Rent, such dispute shall be determined by arbitration with the Landlord and Tenant sharing equally the costs and expenses incurred by the Arbitrators in the conduct of the arbitration proceeding. All reasonable attorneys' fees incurred in the arbitration shall be charged to and paid by the unsuccessful party and awarded by the Arbitrators as additional sums to the prevailing party to the arbitration; provided, however, in the event that it is not clear which party prevailed and which party was unsuccessful, such attorneys' fees shall be charged and paid according to an allocation made by the Arbitrators. Such arbitration shall take place in Houston, Texas by a board of three (3) arbitrators, in accordance with the Commercial Arbitration Rules then obtaining of the American Arbitration Association (or, if such association shall not then be in existence, such other organization, if any, as shall then have become the successor of said association and if there shall be no successor of said association and if there shall be no successor, then in accordance with the then prevailing provisions of the laws of the State of Texas relative to arbitration). The party desiring such arbitration shall give notice to that effect to the other party. As soon as possible, but in any event within the next ten (10) days after the two arbitrators are selected (one each by Landlord and Tenant), the two arbitrators so selected shall select a third arbitrator. Each arbitrator, if reasonably possible, shall have a recognized expertise in the subject matter of the arbitration. If any party fails to timely so nominate an arbitrator, the other may request the director of the regional office of the American Arbitration Association (or the successor organization, or if no such successor organization exists, then to an organization composed of persons similar professional qualifications) which encompasses the Houston area (the "Director") to do so instead of the failing party. In the event the two (2) arbitrators fail to appoint or agree upon such arbitrator within such ten (10) day period, a third arbitrator shall be selected by Landlord and Tenant if they so agree upon such third arbitrator within a further period of ten (10) days. If Landlord and Tenant cannot agree upon the third arbitrator, Landlord and Tenant shall request the Director to do so. In the event of the failure, refusal or inability of any arbitrator to act, a new arbitrator shall be appointed in his stead, which appointment shall be made in the same manner as herein before provided. At the request of either party, the arbitrators shall authorize the service of subpoenas for the production of documents or attendance of witnesses.

         Within twenty (20) days after their appointment, the arbitrators so chosen shall hold a hearing at which each party may submit evidence, to be heard and cross examine witnesses, with each party having at least ten (10) days advance notice of the hearing. The hearing shall be conducted such that each of Landlord and Tenant shall have reasonably adequate time to present oral evidence or argument, but either party may present whatever written evidence it deems appropriate prior to the hearing (with copies of any such written evidence being sent to the other party).

         The decision of the arbitrators so chosen shall be given within a period of ten (10) days after the conclusion of such hearing. The decision in which any two (2) arbitrators so appointed and acting hereunder concur shall in all cases be binding and conclusive upon the parties and shall be the basis for a judgment entered in any court of competent jurisdiction. Landlord and Tenant may at any time by mutual written agreement discontinue arbitration proceedings and themselves agree upon any such matter submitted to arbitration.

         If the decision of the arbitrators under this Article shall be held by a court of competent jurisdiction to be unenforceable for any reason (Landlord and Tenant hereby affirmatively stating it is their intent and agreement that the decision of the arbitrators will be legally enforceable as to them), then the matter submitted to arbitration shall be subject to litigation.








Office Lease Agreement - Heritage Park (OGAC, L.P.) - Page 59